UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CAMDEN NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(c) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholders:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Camden National Corporation, which will be held on Tuesday, April 30, 2019, at 3:00 p.m., local time, at Point Lookout Conference Center, The Summit, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”). The Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card are enclosed, along with our Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you complete, sign, date and mail the enclosed Proxy Card in the enclosed postage-paid envelope, or vote by telephone or the Internet, to ensure that your shares are represented and voted at the meeting. Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We appreciate your continued interest in Camden National Corporation.

Sincerely,

Lawrence J. Sterrs
Chair of the Board

Gregory A. Dufour
President and Chief Executive Officer

March 22, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2019

TO THE SHAREHOLDERS OF CAMDEN NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders of Camden National Corporation, a Maine corporation (the “Company”), will be held on Tuesday, April 30, 2019 at 3:00 p.m., local time, at Point Lookout Conference Center, The Summit, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting”) for the purpose of considering and voting upon the following matters:

(1)
Election of Directors.  To elect four persons to the Company’s Board of Directors, each to serve for a term of three years and until his or her successor is elected and qualified, as more fully described in the accompanying Proxy Statement.

(2)	Shareholder “Say-on-Pay.” To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers (“Say-on-Pay”).

(3)
Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

(4)	Other Business. To consider and act upon such other business, matters or proposals as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on February 22, 2019 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY ALSO VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By Order of the Board of Directors,

Ann W. Bresnahan, Secretary
March 22, 2019

i

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 30, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Camden National Corporation, a Maine corporation (the “Company”), for use at the 2019 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 30, 2019 at 3:00 p.m. local time, at Point Lookout Conference Center, The Summit, 67 Atlantic Highway, Northport, Maine 04849 (together with any adjournments or postponements thereof, the “Annual Meeting” or the “Meeting”).

Only shareholders of record as of February 22, 2019 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Each share is entitled to cast one vote for each of the four candidates to the Company’s Board of Directors and to cast one vote on each of the other matters to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of the Record Date, 15,614,271 shares of the Company’s common stock, no par value (“Common Stock”), were outstanding and entitled to vote at the Annual Meeting. The Notice of Annual Meeting of Shareholders (the "Notice of Annual Meeting"), Proxy Statement and Proxy Card were first mailed to the Company’s shareholders on or about March 22, 2019 to solicit proxies for the Annual Meeting.

Quorum and Vote Required
The holders of one-third of the total number of outstanding shares of Common Stock entitled to vote, present in person or by proxy, are required for a quorum at the Annual Meeting.

If a quorum is present at the Annual Meeting, an affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect each of the four director nominees, and an affirmative vote of a majority of the votes cast at the Annual Meeting is required for Proposals 2 and 3.

A broker non-vote occurs when a broker indicates on the proxy card that it does not have discretionary authority as to certain shares to vote on a particular matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no impact on the outcome of Proposals 1, 2, and 3.

Voting
The Board of Directors recommends a vote “FOR” the election of all four of its nominees for director; “FOR” approval of the compensation of the Company’s named executive officers; and “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not direct a vote for each proposal, your proxy will vote your shares “FOR” each of the proposals set forth in the Notice of Annual Meeting for which you do not make a selection.

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

Voting by Mail.  Shareholders can ensure that their shares are voted at the Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope.

Voting by Telephone or the Internet.  If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

If your shares are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocability of Proxies
A proxy may be revoked at any time before it is voted at the Annual Meeting by:

•	Filing a written revocation of the proxy with the Secretary of the Company, Ann W. Bresnahan, Two Elm Street, Camden, Maine 04843;

•	Submitting a new signed proxy card bearing a later date or voting again by telephone or the internet (any earlier proxies will be revoked automatically); or

•	Attending and voting in person at the Annual Meeting, provided that you are the holder of record of your shares.

If you hold your shares in the name of a bank, broker, or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in “street name” through a broker or bank, you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2019:

The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 are available free of charge at www.cacannualmeeting.com.

In addition, the Company will provide, without charge and upon the written request of any shareholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the United States Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2018. Requests should be directed to Camden National Corporation, Attn: Investor Relations, P.O. Box 310, Camden, Maine 04843.

Shareholders of record as of the Record Date are cordially invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.cacannualmeeting.com.

PROPOSALS TO BE VOTED UPON AT ANNUAL MEETING

Election of Directors (Proposal 1)

The Company’s Board of Directors (the "Board") currently consists of ten members. Under the Company’s Articles of Incorporation, the Board is divided into three classes, two classes of four directors each and a class of two directors, with one class of directors standing for election each year. At the Annual Meeting, four directors will be elected to serve for a term of three years and until each such director’s successor is duly elected and qualified. The Board has nominated for election as directors Craig N. Denekas, David C. Flanagan, Marie J. McCarthy, and James H. Page, Ph.D. The Board has recommended Ms. McCarthy for election by the shareholders for the first time. Ms. McCarthy was elected by the Board in July 2018 and currently serves on the Technology Committee. Ms. McCarthy was recommended to the Governance and Risk Committee for nomination by the Chairman of the Board. For more information about our nomination procedures please see “Corporate Governance and Risk Committee” on page 13.

For more information about the background of each of the Board's four nominees for director, please see “Current Board Members” on page 7.

The Company’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. In a contested election, where the number of nominees exceeds the number of directors to be elected, the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. We expect this year’s election to be an uncontested election, and that the majority vote standard will apply.

Under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Corporate Governance and Risk Committee would make a recommendation to the Board, within 30 days from the date the election results are certified, about whether to accept or reject the resignation, or whether to take other action, and the Board would act on the Corporate Governance and Risk Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. All of the Company's nominees for director for the Annual Meeting are currently serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” ALL FOUR OF ITS NOMINEES FOR DIRECTOR.

Non-binding Advisory Vote on Compensation of the Company's Named Executive Officers (Proposal 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board is submitting for shareholder approval, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated under the Exchange Act.

The resolution that is the subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by the Company or the Board of Directors or to create or imply any change to the fiduciary duties of the Board. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

The Company has five named executive officers: Gregory A. Dufour, Deborah A. Jordan, Joanne T. Campbell, Timothy P. Nightingale and Patricia A. Rose. The Company’s compensation program is designed to attract, motivate and retain its named executive officers, who are critical to the Company’s success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Company. Please see “Compensation Discussion and Analysis” beginning on page 22 for additional information about the Company’s executive compensation programs.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of Camden National Corporation hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Proposal 3)

The Board has appointed RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for the Company's 2019 fiscal year. Representatives of RSM are expected to attend the Annual Meeting. The representatives are expected to be available to respond to questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking shareholders to ratify the selection of RSM as its independent registered public accounting firm because it believes it is a matter of good corporate practice. If shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain RSM, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Services Rendered By and Fees Paid To Independent Registered Public Accounting Firm.  The following table describes the services rendered by RSM and fees paid for such services by the Company for the year ended December 31, 2018 and 2017.

	For The Year Ended December 31,
Type of Fee	2018	2017
Audit Fees(1)	$441,153	$422,699
Audit-Related Fees(2)	8,000	8,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)
The aggregate fees for professional services rendered for the audit of the Company’s annual financial statements in compliance with the Sarbanes-Oxley Act of 2002 ("SOX"), internal control reporting under Section 404 of SOX, review of financial statements included in the Company’s Form 10-Qs, consent procedures, and audit requirements for the U.S. Department of Housing and Urban Development for supervised mortgagees.

(2)
The aggregate fees for assurance and related services rendered related to the performance of the audit or review of the Company’s financial statements. These services related primarily to the audit of the Company’s Uniform Single Attestation Program for Mortgage Bankers.

(3)
The aggregate fees for professional services rendered for tax compliance, tax audit assistance, tax advice and tax planning. There were no such tax services rendered for the years ended December 31, 2018 and 2017.

(4)	There were no other services rendered for the years ended December 31, 2018 and 2017.

The Audit Committee of the Board pre-approved all services provided by the principal accountant during the years ended December 31, 2018 and 2017. Each service to be provided by the principal accountant is presented for pre-approval at the Audit Committee’s regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3.

Other Matters

The proxy also confers discretionary authority with respect to any other business which may come before the Annual Meeting, including rules for the conduct of the meeting. The Board knows of no other matter to be presented at the meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgment if any matters not included in this proxy statement come before the meeting.

BOARD OF DIRECTOR AND CORPORATE GOVERNANCE INFORMATION

Current Board Members
Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The ages of the board nominees and continuing directors have been presented as of December 31, 2018. Camden National Bank ("Bank") is a wholly-owned subsidiary of the Company.

		First Year Elected or Appointed as Director of the:
Name	Age	Company	Bank	Term Expires
Craig N. Denekas	54	2017	n/a	2019
David C. Flanagan	64	2005	1998	2019
Marie J. McCarthy	50	2018	2018	2019
James H. Page, Ph.D.	66	2008	n/a	2019
Robin A. Sawyer, CPA(1)	51	2018	2018	2020
Lawrence J. Sterrs	65	2015	2016	2020
Ann W. Bresnahan	67	1990	1990	2021
Gregory A. Dufour(2)	58	2009	2004	2021
S. Catherine Longley	64	2014	n/a	2021
Carl J. Soderberg	56	2015	2015	2021

(1)	Ms. Sawyer served as a Director of the Company from 2004 until her resignation in February 2017. She was reappointed as Director in April 2018.

(2)	Mr. Dufour serves as the President and Chief Executive Officer ("CEO") of the Company and Bank.

There are no arrangements or understandings between any director or any other persons pursuant to which any of the above directors has been selected as a director or nominee for director. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Board Nominees

Craig N. Denekas, 54
Director of Camden National Corporation since 2017

Camden National Corporation Committee Membership:	Career Highlights:
• Corporate Governance and Risk Committee	• Trustee, Chairman and CEO of the Libra Foundation
• Capital Planning Committee	• Director and shareholder of Perkins, Thompson
• Audit Committee

Experience and Qualifications: Mr. Denekas is a Trustee and the Chairman and CEO of the Libra Foundation, Portland, Maine. This is a private grant-making charitable foundation with a mission of maintaining a balance and diversity of giving throughout the state of Maine and across all populations. In addition to traditional grant-making that exceeds $200 million, the Libra Foundation takes an innovative approach to program-related investing by establishing Maine-based enterprises such as the Pineland Farms group of national specialty food companies to create sustainable businesses and employment opportunities for Maine citizens. Prior to joining the Libra Foundation in 2001 and serving in multiple leadership positions before his appointment as Chief Executive Officer, Denekas was a director and shareholder at the law firm of Perkins, Thompson in Portland, Maine for over a decade focused primarily on corporate acquisitions, business law, real estate and commercial lending.   Mr. Denekas’ legal experience supports his contributions to the Board in connection with corporate strategy, merger and acquisitions, and lending matters.  His experience through the Libra Foundation positions him to support the Board and the committees he serves on through his knowledge and insights on the operation of closely held businesses operating in the eastern United States; principles of good governance; managing risk; strong financial acumen; and broad perspectives on preservation and management of capital.

David C. Flanagan, 64
Director of Camden National Corporation since 2005
Director of Camden National Bank since 1998

Camden National Corporation Committee Membership:	Career Highlights:
• Compensation Committee Chair	• President, Viking Lumber, Inc.
• Audit Committee	• President, Pine Tree Products

Experience and Qualifications:  Mr. Flanagan is President of Viking Lumber, Inc. a family-owned lumber and building supply business operating for over 70 years. Viking Lumber currently employs over 200 people through its ten locations throughout mid-coast, downeast and central Maine. Under Mr. Flanagan's leadership, Viking Lumber has grown from a single location through organic growth and acquisitions. His knowledge of the Maine economy is extensive particularly in the areas of construction, housing and Maine's overall business climate. He provides the Board with an important resource in planning for corporate strategy, acquisitions and thought leadership. As a business owner, he has significant experience in executive level decision making, employee relations and leadership which qualifies him for both his role as Chair of the Company's Compensation Committee and member of the Company's Audit Committee. His strong industry knowledge also contributes to his impact on the Bank's Director's Loan Review Committee. Mr. Flanagan currently and in the past has also served in board leadership roles on several non-profit organizations.

Marie J. McCarthy, 50
Director of Camden National Corporation since 2018
Director of Camden National Bank since 2018

Camden National Corporation Committee Membership:	Career Highlights:
• Technology Committee	• Chief Operations and People Officer at L.L. Bean

Experience and Qualifications: Ms. McCarthy is Chief Operations and People Officer at L.L. Bean, and has been with L.L. Bean since 1993. Working primarily in Human Resources throughout her career, her role has expanded in recent years to include current oversight of Operations, including Fulfillment, Returns, Manufacturing, Customer Satisfaction, and Corporate Facilities, in addition to Human Resources, and Health, Safety and Wellness. She is a member of L.L. Bean’s Investment Committee, is Chair of the Benefits Committee, is a member of the Retail Real Estate Committee that governs store selection/construction, and convenes the Corporate Real Estate Committee that oversees all corporate holdings. In her leadership role at L.L. Bean, Ms. McCarthy supports over 3,500 employees and is well versed in all of the challenges that organizations face in hiring, developing and retaining talent in today’s competitive work environment.  She is also responsible for managing extensive operations that serve customers worldwide for the omni channel retailer.  Ms. McCarthy’s background provides her with experience in strategic planning, customer experience, and distribution operations, along with extensive understanding of the people issues companies face today.  She contributes to the Board in sharing her national and global perspective, strong management and organizational skills and thought leadership.  She brings her experience and knowledge of how technology impacts business operations, processes and change management today to her role on the Company's Technology Committee.  Ms. McCarthy currently serves on the Board of Maine Health and has shared her talents with a number of other nonprofit organizations over the years.

James H. Page, Ph.D., 66
Director of Camden National Corporation since 2008

Camden National Corporation Committee Membership:	Career Highlights:
• Technology Committee Chair	• Chancellor, The University of Maine System
• Compensation Committee	• Former Chief Executive Officer of James W. Sewall Company

Experience and Qualifications:  Dr. Page is the Chancellor of the University of Maine System and has executive oversight responsibilities for the overall governance and administration for the University of Maine System including its seven campuses, law school, and associated programs and facilities. Through his role he is uniquely positioned to understand the challenges of the State of Maine. He is responsible for a significant number of employees, contract negotiations, multiple geographic locations and the challenge of operating a large entity. Dr. Page’s extensive expertise in education and business equip Dr. Page with the ability to contribute invaluable insight, strategic thought leadership and broad perspective to Board discussions. His background in technology through the James W. Sewall Company has also uniquely positioned him to Chair the Company’s Technology Committee. He is recognized as a leader statewide and provides his talents to many other organizations in the state and has received many awards for his professional and civic activity over the years.

Continuing Directors
Ann W. Bresnahan has been a full-time volunteer and civic leader since 1970. Ms. Bresnahan has served as trustee of PenBay Healthcare since 2005, where she served as Trustee as well as a member of the Investment Committee and PenBay Physicians and Associates Committee. She is a past chair of PenBay Healthcare Foundation and continues to serve as a board member of the combined PenBay Waldo Healthcare Foundation. Ms. Bresnahan is co-chair of the upcoming capital campaign for this foundation and she also sits on the Maine Medical Center campaign cabinet. She is currently Treasurer and board member of Partners for Enrichment.

Gregory A. Dufour has served as President and CEO of the Company since January 2009. Mr. Dufour joined the Company in April 2001 as Senior Vice President of Finance. In August of 2002, he assumed additional responsibility for Operations and Technology until December 2003. In January 2004, Mr. Dufour was named Chief Banking Officer for the Company and President and Chief Operating Officer for Camden National Bank, and in January 2006, he became President and CEO for

Camden National Bank. He also serves on the Board of Directors of Camden National Bank. Prior to joining the Company, Mr. Dufour was Managing Director of Finance and a member of the Executive Operating Group for IBEX Capital Markets in Boston, Massachusetts. In addition to his experience at IBEX, Mr. Dufour held various financial management positions with FleetBoston Corporation and its affiliates, including Vice President and Controller of Debt Capital Markets, Controller of Investment Banking and Banking Group Controller. Mr. Dufour’s extensive business and finance background, demonstrated ability to effectively manage growth, strong regulatory expertise and leadership capability contributes to his active support of the Board in his director capacity. Mr. Dufour has served in various volunteer capacities on numerous community-related organizations and currently serves as trustee of Coastal Healthcare Alliance system in Rockport, Maine and as trustee and vice chair of the board of Maine Health in Portland, Maine.

S. Catherine Longley is currently the Executive Vice President and Chief Operating Officer at The Jackson Laboratory, in Bar Harbor, Maine, a position she has had since July 2018. She previously served as Vice President and Chief Financial Officer of The Jackson Laboratory beginning in August 2016. Prior to joining The Jackson Laboratory, Ms. Longley served for fourteen years as the Senior Vice President for Finance & Administration and Treasurer at Bowdoin College in Brunswick, Maine. Prior to joining Bowdoin College, Ms. Longley served as the commissioner of the Maine Department of Professional and Financial Regulation in the cabinet of former Governor Angus S. King, Jr. Ms. Longley previously practiced law at Verrill Dana LLP in Portland, Maine where she served as a partner in the corporate law department. Ms. Longley has served on various boards including insurance company boards and non-profit organizations.

Robin A. Sawyer, CPA, served for five years as Vice President of Corporate Finance and Corporate Comptroller at WEX Inc., prior to her retirement in 2018. Before joining WEX Inc., Ms. Sawyer spent more than 10 years as Vice President and Corporate Controller at Fairchild Semiconductor International, Inc. She is the former Director of Financial Planning and Reporting at Cornerstone Brands, Inc., and she formerly worked at Baker, Newman & Noyes, LLC and its predecessor firm of Ernst & Young. She serves on the Board of Directors of the Gulf of Maine Research Institute, where she is Treasurer, Chair of the Finance Committee, and a member of the Executive Committee.

Carl J. Soderberg is currently the President of Soderberg Company, Inc., a construction firm that has been in business for over 50 years which he has led since 1992. He has served on numerous boards including as past director of The Bank of Maine and First Citizens Bank, serving as Vice Chairman from 2005 - 2007 and on the Loan and Audit Committees of the board of directors from 1996 - 2007, and The University of Maine Presque Isle Foundation Executive committee. Soderberg is currently on the Board of Directors for Cary Medical Center serving on the Strategic Planning Committee and as the Chairman of the Finance Committee. He also serves as a Director for the Bigrock Mountain ski area and Northern Skiers Club.

Lawrence J. Sterrs currently serves as the Board Chair of UniTek, Inc. and its telecom subsidiary, UniTel, Inc., and formerly served as the Chief Executive Officer of each company. Mr. Sterrs began his career working with ConTel Corporation across the Northeast where he had executive management responsibility in network design and planning, and held various operation, legislative and regulatory positions in project management, management training and operations management. From 1991 to 1994, Mr. Sterrs worked at Berry Dunn McNeil and Parker, LLC as manager of telecommunication consulting. Mr. Sterrs has also served as the vice-chair of the Maine Telecommunications Infrastructure Steering Committee and a variety of other telecommunication steering committees. Mr. Sterrs has served as the Board Chair and Chief Executive Officer of the Unity Foundation since 2001, and also currently serves as a board member of the Telecommunications Association of Maine and board chairman of Waterville Creates!

Corporate Governance Information
We operate within a comprehensive plan of corporate governance for the purpose of defining director independence, assigning Board responsibilities, setting high standards of professional and personal conduct for directors, officers, and employees, and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. Our Board of Directors has adopted a set of Corporate Governance Guidelines that provides additional information on board governance related matters. The Board has also adopted a Code of Business Conduct and Ethics (the "Code") that applies to our directors, employees and officers. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website located under the "Investor Relations" tab at www.CamdenNational.com. Any material amendments to either of these documents, or waivers of the Code (to the extent applicable to any of our directors or executive officers), will be disclosed promptly under the “Investor Relations” tab at www.CamdenNational.com.

The Board of Directors and its Committees oversee:

•	Management’s development of the Company's five-year strategic plan and the annual financial operating plan, and monitoring the implementation and progress of these plans.

•	Our Company’s practice of high ethical standards and ensuring effective policies and practices exist to protect the reputation and assets of the Company.

•	Our audit functions and Sarbanes-Oxley program, our independent registered public accounting firm, and the integrity of our financial statements.

•	Our Company’s creation and administration of appropriately designed compensation programs and plans.

•
Management’s identification, measurement, monitoring and control of the Company's material risks, including: Interest Rate; Liquidity; Capital, Market/Pricing; Transactional/Operations and Technology (including Cyber); People and Compensation; Compliance/Legal; Strategic Alignment and Reputation Risk.

Other responsibilities of the Board and its Committees include:

•	Overseeing succession planning for our Board, CEO and other key executive management.

•	Completing an annual formal self-evaluation of our Board.

•	Identifying and evaluating director candidates and nominating qualified individuals to serve on our Board.

•	Reviewing our CEO’s performance and approving the total annual compensation of our CEO and other executive officers.

Leadership Structure
The leadership structure of the Company is determined by the Corporate Governance and Risk Committee. The Corporate Governance and Risk Committee proposes director nominees to the Board for election by the shareholders, including any management directors. Except for the CEO of the Company, all directors of the Company are considered “independent” directors. The Chair of the Board is an independent director and, in accordance with the charter of the Corporate Governance and Risk Committee, serves as the Chair of the Corporate Governance and Risk Committee. The current policy of the Board is that the offices of the Chair of the Board and CEO should be separate and the Chair of the Board should be selected from among the independent directors. Management directors do not serve as Chairs of any of the Board’s Committees nor do they participate in the Corporate Governance and Risk Committee or Compensation Committee meetings unless by invitation by the committee chair. Upon our CEO's retirement from his/her management role, his/her director role is concurrently retired as well. The Corporate Governance and Risk Committee nominates the Chair and Vice Chair roles for election by the entire Board. The independent directors meet in executive session directly after board meetings periodically to ensure that there is adequate oversight of management and to ensure that there is ample time to assess the Company’s activities separate from management. The Corporate Governance and Risk Committee feels strongly that this leadership structure is prudent and provides sufficient segregation and independence.

Shareholder Communication with the Board
Our shareholders may communicate directly with the members of the Board of Directors by writing directly to those individuals c/o Camden National Corporation at the following address: Two Elm Street, Camden, Maine 04843. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual director.

Shareholder Director Nominations
Nominations for election to the Company’s Board of Directors may be made by any shareholder of the Company. Such nominations must be made in writing and delivered or mailed to the Secretary of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before, or delayed by more than 60 days after, such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice is required to set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, the nominating shareholder shall furnish (a) as to the nominating shareholder and the beneficial owner, if any, on whose behalf the proposal is made the name and residence address of the nominating shareholder; and (b) the number of shares of Common Stock owned by the nominating shareholder. The Chairperson presiding at the Annual Meeting may disregard any nominations not made in accordance with these provisions, and may instruct the inspector of election to disregard all votes cast for such nominee. If a shareholder should propose a candidate, we anticipate that the Corporate Governance and Risk Committee would evaluate that candidate on the basis of the criteria noted above and under "Corporate Governance and Risk Committee" on page 13. For additional information, please refer to Section 2.1 of our Bylaws and to “Shareholder Proposals for Next Annual Meeting” below.

Shareholder Proposals for Next Annual Meeting
Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting of Shareholders must have been received by the Company by November 23, 2019. Shareholder proposals must also comply with the requirements as to form and substance established by the SEC for a proposal to be included in the proxy statement and form of proxy. Shareholders may also propose business to be brought before an annual meeting pursuant to our Bylaws. Under our Bylaws, to be timely, a shareholder’s notice for the 2020 Annual Meeting of Shareholders must be received by the Company no earlier than January 1, 2020 and no later than January 31, 2020.

Director Attendance at Meetings of the Board and its Committees and Annual Shareholder Meeting
During 2018, the Board of Directors of the Company held 11 regular meetings and two special meetings. Each of the directors attended at least 75% of the total number of meetings of the Company’s Board and the committees of the Company Board on which he or she served during the year. Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of shareholders, we expect that our directors will attend the Annual Meeting, even though we recognize that directors occasionally may be unable to attend for personal or professional reasons. In 2018, nine of the directors attended the annual meeting of shareholders.

The Board has five standing committees: Corporate Governance and Risk Committee, Audit Committee, Compensation Committee, Capital Planning Committee, and Technology Committee. The following table sets forth the members of the Board and the committees of the Board on which they served:

Name of Director	Corporate Governance and Risk	Audit	Compensation	Capital Planning	Technology
Non-Employee Directors:
Ann W. Bresnahan	Member	Member	—	—	—
Craig N. Denekas	Member	Member	—	Member	—
David C. Flanagan	—	Member	Chair	—	—
S. Catherine Longley	—	Chair	—	Member	—
Marie J. McCarthy	—	—	—	—	Member
James H. Page, Ph.D.	—	—	Member	—	Chair
Robin A. Sawyer, CPA	—	—	Member	Chair	—
Carl J. Soderberg	Member	—	—	—	—
Lawrence J. Sterrs	Chair	—	Member	—	Member
Employee Director:
Gregory A. Dufour	—	—	—	Member	Member

Corporate Governance and Risk Committee
The Company believes that a key element of effective risk management is strong corporate governance, and, accordingly, has combined the oversight of these areas in a single committee, the Corporate Governance and Risk Committee. This committee oversees the annual evaluation of the Board, management and Board committees; oversees the Company’s risk management program; and reviews the adequacy of the Company’s Articles of Incorporation and Bylaws, Code of Business Conduct and the Corporate Governance Guidelines.

The Corporate Governance and Risk Committee also assists the Board of Directors by identifying and recommending individuals qualified to serve as directors of the Company, and as chairs and members of committees of the Board of Directors. The Corporate Governance and Risk Committee is responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively.

The Corporate Governance and Risk Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominations made by directors, management and shareholders. The Corporate Governance and Risk Committee consider and evaluates all director candidates recommended by our shareholders in accordance with the procedures set forth in the Corporate Governance and Risk Committee’s charter. A shareholder who wishes to recommend a director candidate for consideration by the Corporate Governance and Risk Committee may do so by submitting such recommendation and required supporting information to the Secretary of the Company at Two Elm Street, Camden, Maine 04843, who will forward all recommendations to the Corporate Governance and Risk Committee. Supporting information must include:

•	The name and address of record of the shareholder.

•
A representation that the shareholder is a record holder of the Company’s securities, or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate.

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Corporate Governance and Risk Committee’s charter, available under the “Investor Relations” tab at www.CamdenNational.com.

•	A description of all arrangements or understandings between the shareholder and the proposed director candidate.

•
The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting.

•	Any other information regarding the proposed director that is required to be included in the proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

To be considered for nomination by the Corporate Governance and Risk Committee, all shareholder recommendations for director candidates must be submitted to the Secretary of the Company not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. For deadlines relating to shareholder nominations of candidates to be considered at the Company’s annual meeting of shareholders, please refer to “Shareholder Director Nominations” on page 12 and “Shareholder Proposals for the Next Annual Meeting” on page 12.

To date, the Corporate Governance and Risk Committee has not engaged any third parties to assist in identifying candidates for the Board of Directors. In general, the Corporate Governance and Risk Committee would expect to re-nominate incumbent directors who express an interest in continuing to serve on the Board. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. In identifying and evaluating proposed director candidates, the Corporate Governance and Risk Committee may consider, in addition to the minimum qualifications and other criteria as outlined below, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all the Company's stockholders and to fulfill the responsibilities of a director.

•
Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board, including in all of the above forms, will be considered.

The Corporate Governance and Risk Committee does not anticipate appointing any new directors in 2019 with the current number of directors set at ten. The Company regards diversity on our Board of Directors as fundamental to strong corporate governance and diversity in our management team and workforce as a whole as essential to serving our customers and communities. Currently, women comprise 40% of the Board of Directors and 60% of the named executive officers.

The Corporate Governance and Risk Committee also oversees the risk management practices and oversight for the Company. The Corporate Governance and Risk Committee annually reviews the Company’s Risk Management Policy, and semi-annually the Risk Assessment Process, and then recommend the policy to the Board for approval. It is the intent of the Company and its Board of Directors to ensure, through this Policy, which identifies our major areas of risk, and related policies, procedures and programs to manage those risks, that it has a sound enterprise risk management ("ERM") program that identifies, measures, monitors, mitigates and controls risk in the Company’s systems, processes, and people. Direct oversight and responsibility for the Company’s Risk Management Program is delegated to the Executive Vice President ("EVP") of Risk Management, who is a member of executive management. This structure reflects the Company’s commitment to risk management. The EVP of Risk Management reports to the President and CEO of the Company and provides reports and serves as management’s liaison to both the Corporate Governance and Risk Committee and the Audit Committee. The Company’s Risk Management Program is designed to provide sufficient information to management and the Board of Directors to assist them in properly and adequately evaluating the Company’s compliance with the Risk Management Program.

In addition, information security, including cybersecurity, is a high priority for the Company, and its importance has been highlighted by numerous, highly publicized events in recent years that include cyberattacks against financial institutions. The

Board, through the various Board and management committees, actively oversees the management of risks related to cybersecurity through the following oversight:

•
Corporate Governance and Risk Committee has oversight of the ERM program, which includes overseeing the completion of the Company’s "Semi Annual Risk Assessment," reviewing the Company's Risk Management Policy, and overseeing the ongoing monitoring and reporting through the ERM program.

•	Audit Committee has oversight of the monitoring and testing of the Company's information security related activities and internal controls governing information technology.

•
Technology Committee is responsible for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonably assure that adequate planning, resources and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives.

•
Management Enterprise Risk Management Committee oversees the Company's management of all business risks, including those related to cybersecurity, to reasonably assure that the Company manages risks effectively and makes well-informed decisions, while in pursuit of achieving acceptable returns. The foundation of the ERM program is the ERM framework that identifies and monitors the Company's risk appetite; business strategy and risk coverage; governance and policies; risk data and infrastructure; measurement and evaluation; control environment; risk response and mitigation; and stress testing.

•
Cybersecurity Incident Response Team ("CSIRT") is responsible to defining and carrying out our approach to incident monitoring, detection, response and reporting. The CSIRT is directed under our cybersecurity response plan, which is part of our information security policy and program.

The Company utilizes the Cyber Assessment Tool ("CAT") which was issued by the Federal Financial Institutions Examination Council ("FFIEC") to assist institutions in evaluating their risks and cybersecurity preparedness. The Office of the Comptroller of the Currency ("OCC") reviews this tool as well as part of their examination process and all examination reports are reviewed with the Board.

Cybersecurity reporting of key performance metrics are provided to the Board on a regular basis. The Company's Information Security Officer prepares and provides periodic training programs to Board members to assist the Board in remaining informed of the Company's cybersecurity policies and practices. The Board is responsible for review and approval of the Company's information security policy and program on an annual basis.

There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk, and there may be additional risks that could arise in the Company’s business. Both known and unknown risks could result in potential material financial and/or business losses despite the Board’s efforts to oversee risk.

The Corporate Governance and Risk Committee held six meetings during 2018. The Corporate Governance and Risk Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Audit Committee
The Audit Committee assists the Board of Directors in overseeing, among other things: (1) the integrity of the Company’s financial reports, including policies, procedures and practices regarding the preparation of the financial statements, the financial reporting process, disclosures and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent accountants; and (4) the performance of the Company’s internal audit function and independent accountants.

The Audit Committee meets each quarter with the Company’s independent accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. On a quarterly basis, the Audit Committee also reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also meets separately each quarter in executive session with the independent accountants. The Audit Committee oversees and approves the selection and performance of the internal auditors and reviews and approves the Company’s internal audit plan. Annually, the Audit Committee also reviews and updates its committee charter, reviews and self-evaluates its performance, and participates in the preparation of the audit report contained in this Proxy Statement.

Although the Audit Committee has the duties and responsibilities set forth above and as set forth in its charter, management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an independent audit of our financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon.

The Audit Committee has established procedures for the receipt, treatment and retention of complaints on a confidential basis. We encourage employees and third-party individuals and organizations to report concerns about our internal accounting controls or auditing matters. The Audit Committee Complaint Procedures are reviewed and approved annually by the Audit Committee, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards. Additionally, the Board of Directors has determined that Ms. Longley qualifies as an “audit committee financial expert” as defined by SEC rules. The Audit Committee met ten times during 2018. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Report of the Audit Committee
In accordance with the Audit Committee charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard 1301, Communications with Audit Committees, and related interpretations and rules. In addition, the Audit Committee has received from the independent registered public accounting firm its written disclosures and letter regarding its independence from the Company, as required by applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence, and concluded that the auditors are independent.

During 2018, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for the year ended December 31, 2018, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. Respectfully submitted by the members of the Audit Committee of the Board:
S. Catherine Longley, Chairperson

Ann W. Bresnahan
Craig N. Denekas
David C. Flanagan

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee
The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to compensation of the Company’s directors and named executive officers, and oversees the Company’s overall compensation and benefit programs. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews components of the compensation plans for the Company’s CEO and other executive officers, including base salary, annual incentive, long-term incentives, benefits and other elements of compensation. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, and how each of the elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of the named executive officers are approved by the full Board of Directors.

The Compensation Committee met seven times during 2018. The Compensation Committee operates under a written charter, a copy of which is available on the Company’s website under the "Investor Relations" tab at www.CamdenNational.com.

Messrs. Flanagan (Chair), Page and Sterrs served as members of the Compensation Committee for the calendar year 2018, Ms. Sawyer was appointed to the Compensation Committee effective May 1, 2018, and Mr. Ott served until his resignation in December 2018. No member of the Compensation Committee was an officer, employee or former employee of the Company.

Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Flanagan, Page and Sterrs and Ms. Sawyer. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Capital Planning Committee
The Capital Planning Committee assists the Board of Directors in discharging the Board’s responsibilities relating to management of capital for the Company and its subsidiaries, and coordinates capital generation and deployment activities. The Committee is also responsible for overseeing compliance with regulations pertaining to capital structure and levels. This Committee met twice during 2018.

Technology Committee
The Technology Committee assists the Board of Directors in discharging the Board’s responsibilities for alignment of the Company’s Technology Plan with the Company’s overall strategic plan and priorities and to reasonable assure that adequate planning, resources and investment are dedicated to technology that helps to fulfill the Company’s overall strategic objectives. This Committee met four times during 2018.

Director Qualifications and Experience
The following table identifies the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that each director nominee should serve as a director of the Company. The table identifies the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Corporate Governance and Risk Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting. This information supplements the biographical information previously provided. In addition to the information presented regarding each person’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its shareholders.

Director Qualifications and Experience Table

	Bresnahan	Denekas	Dufour	Flanagan	Longley	McCarthy	Page	Sawyer	Soderberg	Sterrs
Diversity
Male	—	X	X	X	—	—	X	—	X	X
Female	X	—	—	—	X	X	—	X	—	—
Business Experience
General Business Acumen	X	X	X	X	X	X	X	X	X	X
Financial Services Industry Knowledge	X	—	X	X	X	—	X	X	X	X
Experience in Managing Growth	—	X	X	X	X	X	X	X	X	X
Experience in Organization Development	X	X	X	X	X	X	X	X	X	X
Executive Experience & Knowledge	X	X	X	X	X	X	X	X	X	X
Financial Service Experience	—	—	X	—	X	—	—	X	X	—
Audit, Compensation or Corporate Governance Experience	X	X	X	X	X	X	X	X	X	X
Regulatory Experience	—	—	X	—	X	—	—	X	X	X
Large Shareholder Relationship Experience	—	—	X	—	X	—	—	X	—	—
Well Connected to the Community	X	X	X	X	X	X	X	X	X	X
Professional Experience	X	X	X	X	X	X	X	X	X	X
Collegiality	X	X	X	X	X	X	X	X	X	X
Industry Experience
Accounting	—	X	X	—	X	—	—	X	X	X
Merchandising	—	—	—	X	—	X	—	—	X	—
Insurance	—	—	—	—	X	—	—	—	—	—
Technology & Cybersecurity	—	—	X	—	—	X	X	—	—	X
Asset Management	X	X	X	—	—	—	—	—	—	X
Community Relations	X	X	X	X	X	X	X	X	X	X
Law	—	X	—	—	X	—	—	—	—	—
Management	—	X	X	X	X	X	X	X	X	X

Board Evaluations
On a periodic basis, Board members complete a confidential survey provided through an outside firm which solicits feedback from our directors with respect to the effectiveness of the Board. All nominees who are members of the Board are peer evaluated and complete a self-evaluation which is reviewed by the Corporate Governance and Risk Committee when recommending a slate of candidates to be nominated by the full Board. Each year, each committee reviews their charter and evaluates performance to the specific committee charter requirements. This evaluation is reflected in the committee minutes that are reported to the Board.

Mandatory Director Retirement
The Company's Corporate Governance Guidelines require directors to retire from the Board of Directors immediately upon reaching the age of 72.

Director Stock Ownership Guidelines
The Company’s Corporate Governance Guidelines require directors to beneficially own shares of stock of the Company having a market value of $100,000 (“Qualifying Shares”). The Board of Directors may, in its discretion, permit a director to satisfy the Qualifying Shares requirement by agreeing to purchase, within 90 days of such person’s election as a director, at least 100 shares of stock of the Company and applying 100% of such person’s directors fees, after taxes, to purchasing the balance of the Qualifying Shares, subject to trading window requirements.

Anti-Hedging and Pledging Restriction Policy
The Company has adopted a policy to prevent insider trading that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company common stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of common stock). In addition, directors and officers are discouraged from pledging Company common stock as collateral for a loan, although exceptions to this pledging limitation may be granted for good cause.

Director Independence
Our Board has determined that the following directors, constituting nine of the Company’s ten directors, are each an “independent director” as such term is defined in NASDAQ’s listing standards: Messrs. Denekas, Flanagan, Page, Soderberg and Sterrs; and Mses. Bresnahan, Longley, McCarthy and Sawyer. Our Board also has determined that each member of the Corporate Governance and Risk Committee, the Audit Committee, and the Compensation Committee meets the independence requirements applicable to those committees as prescribed by NASDAQ, the SEC, the Internal Revenue Service ("IRS"), and applicable committee charters.

Director Compensation
The following table shows, for the year ended December 31, 2018, information on compensation earned by or awarded to each non-employee director who served on the Company’s Board during 2018:

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Option Awards	Changes in Nonqualified Deferred Compensation Earnings(3)	Total
Ann W. Bresnahan	$35,750	(4)	$21,537	$—	$—	$57,287
Craig N. Denekas	33,925		21,537	—	—	55,462
David C. Flanagan	44,525	(4)	21,537	—	—	66,062
S. Catherine Longley	41,250		21,537	—	—	62,787
Marie J. McCarthy	11,333	(4)	16,135	—	—	27,468
David J. Ott(5)	37,525	(4)	21,537	—	—	59,062
James H. Page	29,275		21,537	—	—	50,812
John M. Rohman(5)	3,333	(4)	—	—	—	3,333
Robin A. Sawyer	17,975	(4)	21,537	—	—	39,512
Carl J. Soderberg	28,000	(4)	21,537	—	—	49,537
Lawrence J. Sterrs	74,425	(4)(6)	21,537	—	—	95,962

(1)
Includes fees for which the director has elected to receive shares of our common stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2018 was as follows: 755 shares for Mr. Denekas, 1,073 shares for Mr. Flanagan, 248 shares for Ms. McCarthy, 634 shares for Mr. Soderberg and 434 shares for Mr. Sterrs.

(2)
The amounts shown reflect the aggregate grant date fair value of restricted shares granted during 2018, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. These amounts do not represent the actual amounts paid to or realized by the directors during 2018. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 15 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 regarding assumptions underlying valuation of equity awards. We maintain an Independent Directors' Equity Compensation Program, which is a sub-plan under the 2012 Equity and Incentive Plan. Under the Directors' Equity Compensation Program, the independent directors of the Company each receive restricted shares of Company stock on an annual basis equal to $21,500, determined based on the closing share price of a share of Company stock on the date of issuance, which vest based on the terms set by the Compensation Committee annually. Each director received 483 shares of Company stock on May 1, 2018, based on the Company's closing price of $44.59 per share, which vested immediately. Ms. McCarthy received 350 shares of Company stock on July 31, 2018, based on the Company's closing price of $46.10 per share, which vested immediately. At December 31, 2018, none of our directors held any unvested stock or unexercised options.

(3)
We maintain a Directors Deferred Compensation Plan. Under this plan, deferred amounts are valued based on corresponding investments in certain investment funds which may be selected by the director. No plan earnings are considered to be “above-market” or “preferential” and as such no amounts are reported in this column.

(4)	Includes committee fees received from Camden National Bank.

(5)	Mr. Ott resigned from the Board of Directors in December 2018 and Mr. Rohman retired in February 2018 upon reaching the mandatory retirement age.

(6)	Includes fees received as Chair of Camden National Bank.

Director Retainer Fees, Meeting Fees and Equity Grants
Our directors who are also employees do not receive any compensation for serving as directors on our Board or as members of committees thereof. The Company uses cash retainers, per meeting fees and equity grants to attract and retain qualified candidates to serve on the Board. In the most recent director compensation analysis, the Compensation Committee, with the assistance of Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant to the Compensation Committee, researched and analyzed director compensation comparing to the Company's peer group (the same group of banks used to assess executive pay discussed on page 27). Findings showed that the average compensation per director (including cash paid and equity awards) and total Board cost are slightly below the 50th percentile among the Company's peer group. The findings demonstrated that the Company's director compensation program is well-structured and serves to reward activity and leadership. The Company's mix of compensation elements generally aligns with the Company's peer group. To remain competitive in the market and better align with the median (50th percentile) of the Company’s peer group, the Board of Directors approved an increase, effective January 1, 2018, in the annual retainer fees for the Board of Directors of the Company from $8,750 to $10,000. The Company's practice of granting equity aligns with its peer group. Recognizing the need to remain competitive for retention and recruiting purposes, the Board of Directors, effective with the May 2018 grant date, increased the value of the annual independent director equity grants for Company directors from $15,000 to $21,500 and for Bank directors from $8,000 to $15,000.

The following table outlines retainer fees, meeting fees and equity grants paid to directors of the Company and its subsidiaries for 2018:

Compensation Components	Annual Retainer		Meeting Fee	Annual Equity Grant
	Chair	Member
Camden National Corporation Board of Directors	$25,000	$10,000	$1,000	$21,500
Camden National Bank Board of Directors
Directors of Bank only	—	7,500	600	15,000
Directors of both the Company and Bank	15,000	—	—	—
Audit Committee	10,000	—	825	—
Compensation Committee	7,500	—	825	—
Other Committees including: (i) Capital Planning; (ii) Corporate Governance and Risk; (iii) Technology; and (iv) Camden National Bank Committees	—	—	500	—

Directors Deferred Compensation Plan
The Company maintains a Directors Deferred Compensation Plan under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual retainer and/or chair and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur no later than the tenth anniversary of the director’s separation from service. Deferred amounts are valued based on corresponding investments in certain investment funds (similar to those offered in our Company’s 401(k) Plan) which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

Related Party Transactions
The Board has adopted centralized processes under the EVP of Risk Management’s responsibility to review, monitor and report transactions with related persons. A number of different policies and governing documents set forth our policies and procedures for reviewing and approving any transaction with related persons (which include directors, director nominees, executive officers, shareholders holding 5% or more of our voting securities, or any immediate family member or affiliated entity of the foregoing). Our policies and procedures cover, among others, any transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our Company is a participant, and a related person has or will have a direct or indirect material interest (each, a “Related Party Transaction”). Under these policies and procedures, all proposed Related Party Transactions will be submitted by the EVP of Risk Management to the Corporate Governance and Risk

Committee or its Chair for approval. Any Related Party Transaction approved by the Chair of the Corporate Governance and Risk Committee must be reported at the next meeting of the Corporate Governance and Risk Committee or the Board. The Corporate Governance and Risk Committee will approve only those Related Party Transactions that it determines in good faith are consistent with the best interests of the Company and its shareholders. If a Related Party Transaction was entered into without being submitted for prior approval, the Governance and Risk Committee would take appropriate action, including, but not limited to, rescission of the Related Party Transaction.

No nominee for director, other continuing director or executive officer of the Company engaged in any transaction, or series of transactions, with the Company or any of its subsidiaries during 2018 in which the amount involved, exceeded or exceeds $120,000, other than the financial transactions described below.

The Company’s nominees for directors, continuing directors and executive officers, members of the immediate family of continuing directors and executive officers, and entities which directors, continuing directors or executive officers control (other than subsidiaries of the Company), have had, and are expected to have in the future, loan transactions with one or more of the Company’s subsidiaries. As of December 31, 2018, the outstanding loans, including unused commitments, by the Company’s subsidiary bank to the Company’s nominees for directors, continuing directors and executive officers amounted to an aggregate of approximately $12.5 million. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All loans made by the Company and its bank subsidiary to directors and executive officers are regulated by the Company’s federal regulators. These regulations (known as “Regulation O”) set forth various practices and reporting requirements for loans to directors and officers. In addition, SOX permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer. We have adopted written policies to implement the requirements of Regulation O, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the Board of Directors of the appropriate subsidiary. We believe that all extensions of credit to our directors and officers satisfy the foregoing conditions.

EXECUTIVE OFFICER INFORMATION

Identification of Named Executive Officers
For 2018, our "named executive officers," as defined in Item 402 of Regulation S-K were:

Name	Position with Company or Bank	Age
Gregory A. Dufour	President and Chief Executive Officer	58
Deborah A. Jordan, CPA	Executive Vice President, Chief Operating Officer and Chief Financial Officer	53
Joanne T. Campbell	Executive Vice President, Risk Management	56
Timothy P. Nightingale	Executive Vice President, Senior Loan Officer	61
Patricia A. Rose	Executive Vice President, Retail and Mortgage Banking	55

Refer to the Company's December 31, 2018 Report on Form 10-K, Part I, Item 1. Business - Executive Officers of the Registrant for additional information on the Company's named executive officers.

All of the named executive officers will hold office at the discretion of the Company’s Board of Directors. There are no arrangements or understandings between any of the Company's executive officers or any other persons pursuant to which any executive officer has been selected as an executive officer. There are no “family relationships” between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer, as the SEC defines that term.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with executive management the Compensation Discussion and Analysis that immediately follows this report, required by Item 402(b) of SEC Regulation S-K. Based on the review and discussion, the Compensation Committee recommended to the Board that the 2018 Compensation Discussion and Analysis be included in the Proxy Statement and incorporated as referenced in our Annual Report on Form 10-K for the year ended December 31, 2018. Respectfully submitted by the members of the Board Compensation Committee:

David C. Flanagan, Chairman
James H. Page, Ph.D.
Robin A. Sawyer
Lawrence J. Sterrs
Compensation Discussion and Analysis

Overview
The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to executives is fair, reasonable, competitive, performance-based and aligns with shareholder interests. The Compensation Committee intends this Compensation Discussion and Analysis to provide full, transparent disclosure of what we believe to be a comprehensive, carefully designed compensation structure that drives long-term shareholder value. Addressed in the discussion are the compensation determinations for the Company’s named executive officers listed in the above table and the rationale for those determinations. Beginning on page 37 are compensation tables for the named executive officers that provide more detailed information.

Executive Summary
The Company achieved several financial, strategic, community and shareholder related objectives in 2018, which included:

•	Strong financial performance:

◦
Record net income of $53.1 million and diluted EPS of $3.39 per share for 2018, representing an increase of 86% over 2017. The increase was, in part, due to a $14.3 million income tax charge in 2017 resulting from the Tax Cuts and Jobs Act of 2017.

◦	Solid financial returns, as demonstrated by a return on average equity of 12.92%, and return on average assets of 1.28% for 2018 compared to 7.00% and 0.71%, respectively, for 2017.

◦	Strong organic growth with the loan portfolio up 9% and deposits increasing 15% in 2018.

◦	Superior asset quality with net charge-offs of 0.01% of average loans for 2018 and a non-performing assets to total assets ratio of 0.34% at December 31, 2018.

•	A number of strategic accomplishments and recognitions during the year:

◦	Named 2018 Customer Experience (CX) Leader in U.S. Retail Banking by Greenwich Associates - one of two banks in the nation recognized by Greenwich Associates.

◦	Recognized by Celent as the 2018 Model Bank: Risk Management for our initiative in preparing for the new accounting standard effective in 2020 related to measurement of credit losses.

◦	Expanded our wealth management capabilities by expanding product offerings through engaging several asset managers and the hiring of a senior portfolio manager with technical analysis expertise.

◦
Introduced several new technology-based solutions, including BusinessTouch™ to simplify the loan application process for small businesses and provide instant credit decisions, and person-to-person (P2P) payment capabilities through our online and mobile banking app.

◦	Invested in several business functions, including business intelligence and project management capabilities.

◦	Opened a new, state-of-the-art banking center in Waterville, Maine and expanded our New Hampshire footprint with an additional loan production office in Portsmouth, New Hampshire.

◦	Our Hope@Home program donations to area homeless shelters have exceeded $367,000 since inception in 2015.

•	Shareholder perspective and key financial metrics for 2018 include:

◦	Dividends declared per share increased 22% over last year to $1.15 in 2018.

◦	Total shareholder return of 32% over a three-year period ended December 31, 2018.

◦	Book value per share increased 8% over last year to $27.95 at December 31, 2018.

◦	Total risk-based capital ratio reached 14.36% at December 31, 2018, well in excess of regulatory requirements.

Role of Shareholder Say-on-Pay Votes
The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of the named executive officers (“Say-on-Pay”). At the Annual Meeting of Shareholders held on April 24, 2018, 95% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. As we evaluated our compensation practices throughout 2018, we were mindful of the strong support that our shareholders expressed for our philosophy of linking compensation to performance and the interests of the Company’s shareholders. As a result, the Compensation Committee continued to apply the same principles and philosophy that it has used in previous years in determining executive compensation and will continue to consider shareholder feedback in the future.

Compensation Best Practices and Sound Governance
Our compensation programs incorporate best practices, including the following:

What We Do
✓    Ensure pay for performance alignment
✓    Utilize an independent compensation consultant
✓    Benchmark our practices to ensure executive compensation remains consistent with the market (every other year)
✓    Subject short-term and long-term incentive payments to caps
✓    Perform an annual incentive compensation risk assessment
✓    Maintain stock ownership guidelines

✓	Require that change-in-control agreements contain a double trigger (excludes grandfathered Supplemental Executive Retirement Plan ("SERP"))
✓    Maintain a claw-back policy
✓    Maintain a pledging restriction policy

What We Don't Do
✗    Provide excise tax gross-up on change-in-control payments
✗    Allow current payment of dividends on unearned performance shares
✗    Allow executive officers to engage in hedging transactions

Compensation Philosophy and Objectives
The Company’s compensation philosophy is to attract and retain highly qualified executives by providing a mix of salary and incentives that appropriately motivate executives while also maximizing shareholder value. This is achieved by establishing meaningful performance goals that discourage risk related behaviors, and ensuring executives have comprehensive knowledge of the total compensation package. The executive compensation programs have been designed to:

•	Provide competitive base salaries and short- and long-term incentives that align executives’ interests with the Company’s short- and long-term financial goals;

•	Drive performance and motivate executives toward the goal of enhancing long-term shareholder value;

•	Balance cash and equity compensation with a focus on increasing an executive’s equity ownership over time;

•	Attract and retain highly-qualified executives needed to achieve strategic goals, and maintain a stable executive management group; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business.

Decisions regarding executive compensation are evaluated in light of the Company’s performance, local and regional job market availability for each position, economic conditions in New England, and the Company’s short- and long-term business plans. Moreover, the Compensation Committee’s goal is to review and analyze each element of compensation, considering the entire compensation package. The Compensation Committee seeks to ensure that rewards for executives, such as annual incentives and equity compensation, are appropriate in relation to shareholder returns for the same period.

Role of the Compensation Committee
The duties and responsibilities of the Compensation Committee include, among other things, overseeing the Company’s overall executive compensation philosophy, measuring performance with respect to established goals and objectives, designing the components of executive compensation, reviewing the Company’s executive compensation plans and the risks these plans pose to the Company, and establishing compensation for the Company’s executive officers. In 2018, the Compensation Committee was composed of five independent directors: Messrs. Flanagan (Chair), Page, Sterrs and Mr. Ott (prior to resignation) and Ms. Sawyer.

The Compensation Committee assists the Board in discharging the Board’s responsibilities related to compensation of directors and executive officers, and oversees the Company’s total compensation, benefits and rewards programs. The Compensation Committee also oversees the preparation of executive compensation disclosures for inclusion in the Company’s annual proxy statement. The Compensation Committee makes compensation decisions for the Company’s named executive officers, including the establishment of frameworks for how executives will be compensated, and approves equity awards at the executive and non-executive levels. The Compensation Committee receives recommendations concerning these matters from the CEO for executive officers and all other employees, other than the CEO. For non-executive officers, the CEO is responsible for establishing the framework, including salary adjustments and annual equity and non-equity incentive plan award amounts, for how these individuals will be compensated. In addition, decisions regarding non-equity compensation for non-executive officers are made by the CEO in conjunction with members of executive management. These decisions are ultimately presented to the Compensation Committee for review. As is the case with the executive officers, the Compensation Committee can exercise its discretion in modifying recommended adjustments or awards for these individuals.

Compensation Committee Activity and Key Initiatives
The Compensation Committee evaluates existing compensation program components on an ongoing basis to maintain the Company’s competitive position in the marketplace and to meet its goal of attracting, motivating, and retaining key executives. The Compensation Committee engages an independent advisor to provide guidance to the Compensation Committee in several critical areas, such as the impact of regulation on compensation and incentive practices, benchmarking and best practice analysis, director and executive compensation, regulatory reporting support, peer group analysis, policy and procedure review, education, and trends and changes.

The Compensation Committee met seven times in 2018 and completed the following initiatives:

•
Review of Executive Incentive Plan (“EIP”) — The Compensation Committee approved the EIP participants, performance metrics, goals and payout targets for 2018. In January 2019, the Compensation Committee reviewed performance for executives against Company-wide performance measures set for 2018, and recommended to the Board that it approve an award under the 2018 EIP to each executive officer at 110% of target payout. Refer to "Annual Executive Incentive Plan" on page 30.

•	Review and Approval of Long-Term Incentive Plans ("LTIP") — The Compensation Committee reviewed and approved:

◦	The 2015 – 2017 LTIP performance level and payout at 165% of target. Performance shares vested under the plan are included in the "Option Exercises and Stock Vested Table" on page 43.

◦	The 2018 – 2020 LTIP including target awards and key metrics. Refer to "Long-Term Incentive Plan" on page 32 for further details.

◦	The 2016 – 2018 LTIP performance level and payout at 126% of target in January 2019. Refer to "Long-Term Incentive Plan" on page 32 for further details.

•
Review of Non-Executive Incentive Payouts and Restricted Stock Grants — The Compensation Committee reviewed management’s recommendation and approved non-executive incentive plan payouts. In 2018, the Compensation Committee recommended, and the Board subsequently approved, granting restricted stock to high performers at the vice president and senior vice president levels. Restricted stock is granted to motivate and retain top performers by providing stock ownership without purchase requirements. Additionally, in 2018, restricted stock and restricted stock units were granted to certain individuals at the vice president and senior vice president level at the time of hire.

•
Approval of Increase in Independent Director Compensation — The Compensation Committee approved increases in the Company's annual independent director equity grants and annual cash retainer to better align with the Company's proxy peer group median. Refer to page 20 for further details for the adjustment, effective January 1, 2018.

•	Risk Review — The Compensation Committee reviewed the risk assessment conducted by management and ensured programs reinforce sound risk management practices.

•	Director Education on Executive Compensation — Meridian facilitated an educational session for directors on "Executive Compensation Trends and Regulatory Update."

•	Review of the Compensation Committee Charter — The Compensation Committee conducted its annual review of its charter. No changes were made to the charter.

•
Company Benefits Program — The Compensation Committee reviewed the Company’s comprehensive benefits package ensuring that offerings are competitive and that the program is designed to attract and retain top talent.

•	Executive Deferred Compensation Plan ("EDCP") — The Compensation Committee approved a supplemental company contribution to active participants in the EDCP.

•
Management Stock Purchase Plan ("MSPP") — The Compensation Committee approved reducing the stock purchase discount rate to 25%, effective January 1, 2019. In addition, the Compensation Committee approved MSPP participation as voluntary for named executive officers provided that individual stock ownership requirements are met.

•
Discretionary Profit Sharing Contribution — The Compensation Committee approved a performance matrix for the 2019 profit sharing contribution based upon reported income before taxes compared to budget with a contribution range of 1.5% to 3.0% of employee eligible compensation.

Role of Executives
The Company’s management provides information and input as requested by the Compensation Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Compensation Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In 2018, Deborah A. Jordan, Chief Operating Officer and Chief Financial Officer, served as management’s liaison to the Compensation Committee until Heather D. Robinson, Senior Vice President, Chief Human Resource Officer joined the Company in September 2018. Ms. Jordan and Ms. Robinson assisted in the administration of executive compensation programs, prepared Compensation Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Compensation Committee, and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Compensation Committee. Ms. Jordan also provided the Compensation Committee with a periodic update of the Company’s financial performance measures under the short- and long-term incentive programs. The President and CEO of the Company, Gregory A. Dufour, occasionally attended portions of the meetings at the invitation of the Compensation Committee’s Chair, and made recommendations with respect to base salary, annual incentives, and equity compensation for executive officers who report to him. Mr. Dufour was not present at any Compensation Committee meetings in which his own compensation was discussed or voted on.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Compensation Committee periodically meets in executive session without management present.

Role of Consultants and Advisors
The Compensation Committee utilizes the services of various consultants and advisors when deemed appropriate. The Compensation Committee engaged the consulting services of Meridian Compensation Partners, LLC ("Meridian") to provide advice related to executive and board compensation. For 2018, Goodwin Procter LLP ("Goodwin Procter") provided legal review of compensation plan documentation, as well as assistance on compensation-related regulatory matters. The Compensation Committee has also used the services of several other attorneys to ensure compensation plans and programs are properly administered, documented, and meet legal and regulatory requirements.

The Compensation Committee considered the independence of Meridian and Goodwin Procter in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers. The Compensation Committee has on file letters of independence from Meridian and Goodwin Procter addressing the following factors: (1) other services provided to the Company; (2) fees paid by the Company as a percentage of total revenue; (3) policies or procedures maintained by the advisers that are designed to prevent a conflict of interest; (4) any business or personal relationships between the advisers and a member of the Compensation Committee; (5) any Company stock owned by the advisers; and (6) any business or personal relationships between our executive officers and the advisers. The Compensation Committee discussed these considerations and concluded that the work performed by Meridian, Goodwin Procter, and the advisers involved in the engagements did not raise any conflict of interest.

Risk Review
Each year the Company evaluates its incentive plans to ensure risk management processes, risk mitigation practices and the internal control structure are in place to maintain the Company’s risk profile within acceptable limits and to ensure that employees are not incentivized to take excessive risk positions. Meridian conducted a high level review of management's risk assessment in order to provide additional commentary on the structure and governance of the incentive programs. Based upon the review of the triggers that drive awards, the business planning and budgeting processes, the internal controls which support the accurate reporting of actual results, and the risk management processes and mitigating features that ensure that management operates within established risk tolerance guidelines, it was determined that the Company’s incentive plans do not lead to excessive risk taking pursuant to industry standards.

Benchmarking Compensation
The Compensation Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, at least every two years, the Compensation Committee engages the compensation consultant to conduct market competitive reviews, which, generally, include an assessment of compensation compared to market (e.g., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (e.g., base salary, annual and long-term incentive targets), and a high level assessment of performance relative to peers. The Compensation Committee uses this information to determine appropriate salary and incentives levels for executive officers and directors.

The peer group included financial institutions of generally similar asset size and regional location. The peer group was selected using financial data as of June 30, 2017. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $1.8 billion to $9.6 billion (approximately one-half to two and half times the size of the Company). All banks were publicly-traded financial institutions located in New England or Upstate New York. The peer group used in the report presented for consideration of 2018 compensation decisions consisted of the following institutions:

Arrow Financial Corporation	Enterprise Bancorp, Inc.	NBT Bancorp, Inc.
Bar Harbor Bankshares	Financial Institutions, Inc.	Tompkins Financial Corporation
Berkshire Hills Bancorp, Inc.	First Bancorp, Inc.	TrustCo Bank Corp NY
Boston Private Financial Holdings, Inc.	First Connecticut Bancorp, Inc.	United Financial Bancorp, Inc.
Brookline Bancorp, Inc.	Hingham Institution for Savings	Washington Trust Bancorp, Inc.
BSB Bancorp, Inc.	Independent Bank Corp.	Western New England Bancorp, Inc.
Century Bancorp, Inc.	Meridian Bancorp, Inc.

The Compensation Committee’s competitive pay objective for executive compensation is to target pay at the market median. The Compensation Committee believes compensating at this level is necessary to continue to attract and retain the executive talent needed to fulfill the Company’s strategic objectives. This pay range was also selected as being representative of compensation levels that are more equivalent to our markets and to our competitors.

2018 Compensation Program Components
In 2018, the compensation for the named executive officers was comprised of the following elements:

Element	Description	Primary Objectives
Base Salary	Fixed cash payment reflecting the executive’s responsibilities, performance and expertise.	• Foundational element of compensation that reflects role • Recruit and retain executives
Annual Executive Incentive Plan (“EIP”)
Annual cash incentive which is contingent on achievement of Company and individual performance goals related to the current fiscal year. 20% of the cash incentive may be applied to the Management Stock Purchase Plan.
• Encourage and reward individual and overall Company performance relative to current plans and objectives.
Long-Term Incentive Plan ("LTIP")
Executives are awarded 50% as performance shares and 50% as time-based restricted stock. The performance shares are granted with the opportunity to earn from 0% to 200% of the target award performance level contingent upon the Company’s achievement of performance objectives over a three-year performance period. The restricted shares vest over three years.
• Align the interests of executives with shareholders • Provide retention • Promote achievement of long-term financial and strategic objectives
Management Stock Purchase Plan (“MSPP”)	Executives and officers at the level of vice president and above receive restricted shares in lieu of a portion of annual incentive at a discount. Shares cliff-vest after two years.	• Promote stock ownership • Align the interests of executives with shareholders • Provide retention
Retirement and Other Benefits	Qualified and non-qualified deferred compensation plans, defined contribution retirement plans, supplemental executive retirement plans (grandfathered plan) and other benefits.	• Provide retention • Maintain competitiveness • Financial security
Change in Control Agreements	Severance benefits in the event of a termination of employment in connection with a change in control.	• Provide retention • Maintain competitiveness

Emphasis on "At Risk"/Performance-Based Pay
For 2018, 44% of our CEO’s compensation and 36% of our executives' compensation (i.e., base salary, annual short-term incentives and long-term incentives) was “at risk” compensation directly contingent on performance and stock price, compared to 45% and 36%, respectively, for the Company's peer group. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareholder value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should be a significant portion of their pay mix. Our 2018 compensation reflects this philosophy. The following charts illustrate the 2018 pay mix for our CEO and the average of executive vice presidents compared to peers at target performance level:

Base Salaries
Base salaries are an essential foundational component of our total compensation program that allows us to recruit and retain talented executives. Base salaries are set at a level that is competitive and appropriate for our market. Base salaries, which are based on an executive’s expected performance against specific job criteria for the current period, are viewed in the context of “total compensation.” We meet these objectives by offering competitive base salaries with periodic adjustments based on peer-group market analysis.

2018 Compensation of the CEO — The CEO's base salary is reviewed annually by the Compensation Committee in light of (1) overall Company performance; (2) individual performance against written goals and objectives; and (3) a comparison to the compensation of CEOs in other similar companies of comparable size and performance characteristics prepared by the Company's independent compensation consultant. Effective February 18, 2018, Mr. Dufour’s base salary was increased from $585,000 to $600,000, a 3% increase.

2018 Compensation of Other Named Executive Officers — All other named executive officers’ base salaries are reviewed annually and recommendations are made to the Compensation Committee by the CEO. The 2018 salary increases ranged from 3% to 13%, effective February 18, 2018, based on (1) overall Company performance; (2) each executive officer's performance against written goals and objectives; (3) increase in areas of responsibility; and (4) a comparison to the compensation of comparable executive officers in other companies of similar size and performance characteristics to meet the 50th percentile of market.

2019 Compensation — Salary increases made in 2019 are provided as referenced below and are in line with ongoing merit and market increases.

Name	Position	Base Salary Effective 2/18/18	2018 Base Salary Increase	Base Salary Effective 3/3/19	2019 Base Salary Increase
Gregory A. Dufour	President & CEO	$600,000	3.00%	$619,500	3.25%
Deborah A. Jordan	EVP, COO & CFO	372,000	5.00%	384,090	3.25%
Joanne T. Campbell	EVP, Risk Management	242,000	5.00%	250,000	3.31%
Timothy P. Nightingale	EVP, Senior Loan Officer	300,000	13.00%	307,500	2.50%
Patricia A. Rose	EVP, Retail & Mortgage Banking	240,000	N/A	250,000	4.17%

Annual Executive Incentive Plan ("EIP")
The EIP is intended to motivate executives to reach or exceed the annual fiscal targets set in the Company's strategic and operating plans, as well as to achieve individual performance goals. The named executive officers, as well as others selected by the Compensation Committee and approved by the Board, were eligible to participate in the EIP in 2018. The EIP has been a successful program in motivating and rewarding achievement of short-term goals and has proven to be an effective recruitment and retention tool for top executives.

The annual EIP for the named executive officers, and other selected members of management, is tied specifically to the achievement of the Company’s annual budget goal as defined as net income before taxes (“NIBT”). The annual budget is approved by the Board. In establishing the annual budget goals for the year, factors considered include the current operating environment (economic, interest rate, regulatory and local), as well as the Company’s strategic plan initiatives. Key financial ratios (return on assets, return on equity, earnings growth, asset quality and capital ratios) are also reviewed against the prior year's performance, peer group and shareholder expectations.

Each named executive officer has a target incentive opportunity (defined as a percentage of base earnings) based on the position he or she holds, and the impact of the position on overall Company results. The targeted percentages and range of payouts based on performance are reviewed annually by the Compensation Committee and may be adjusted to reflect market practice or changes in role. The following table represents each named executive officer's 2018 annual incentive opportunity based on actual NIBT as compared to budgeted NIBT:

	2018 EIP Opportunity
	Incentive Opportunity as % of Base Earnings
NIBT Performance Level	Gregory Dufour, President & CEO	Deborah Jordan, COO & CFO	All Other Named Executive Officers
96% - Threshold Level	8.0%	7.0%	6.0%
97%	16.0%	14.0%	12.0%
98%	24.0%	21.0%	18.0%
99%	32.0%	28.0%	24.0%
100% - Target Level	40.0%	35.0%	30.0%
101%	44.0%	38.5%	33.0%
102%	48.0%	42.0%	36.0%
103%	52.0%	45.5%	39.0%
104%	56.0%	49.0%	42.0%
105%	60.0%	52.5%	45.0%
106%	64.0%	56.0%	48.0%
107%	68.0%	59.5%	51.0%
108%	72.0%	63.0%	54.0%
109%	76.0%	66.5%	57.0%
110% - Maximum Level	80.0%	70.0%	60.0%

Each participant's recommended payout is calculated based on the Company's financial results as compared to budget. The Company payout reflects the maximum award any participant can receive. The Compensation Committee then considers individual strategic and financial performance goals and can adjust payouts downward. The Compensation Committee approves all payouts under the EIP and reports the same to the Board.

During 2018, there were 11 participants in the EIP, including the named executive officers. Discussion relative to the Company’s performance, as well as performance against individual goals, take place quarterly between each executive and his or her manager, and between the CEO and the Board. Communication at these regular intervals ensures that executives are aware of the Company's and their current levels of performance and are motivated to meet or exceed established goals.

2018 EIP Performance Awards — Actual NIBT of $65.8 million was 1% above budgeted NIBT of $65.0 million for the year ended December 31, 2018, and resulted in a NIBT performance level of 101%. The Compensation Committee considered the strategic and financial achievements described in the "Executive Summary" on page 22, as well as each individual's performance in determining the resulting payout. Based upon Company and individual performance, the payout for each named executive under the 2018 EIP was recommended by the Compensation Committee to be 110% of target. In February 2019, the Board accepted the recommendation of the Compensation Committee to award incentives under the EIP to executive officers in the amounts set forth below:

2018 EIP Performance Award		Incentive Opportunity as % of Base Earnings		2018 Incentive
Name	Position	Target(1)	110% Payout(2)	EIP Payment(3)
Gregory A. Dufour	President & CEO	40.0%	44.0%	$263,000
Deborah A. Jordan	EVP, COO & CFO	35.0%	38.5%	142,000
Joanne T. Campbell	EVP, Risk Management	30.0%	33.0%	79,000
Timothy P. Nightingale	EVP, Senior Loan Officer	30.0%	33.0%	97,000
Patricia A. Rose	EVP, Retail & Mortgage Banking	30.0%	33.0%	79,000

(1)	Incentive opportunity for 2018 ranged from 0% to 200% of target depending on Company and individual performance.

(2)
Represents the incentive payout based upon the Company's 2018 actual NIBT, which exceeded budget by 1%, and resulted in a 110% payout level for each named executive officer, as there were no downward adjustments for individual performance.

(3)	The EIP payment is calculated using actual earned salary for 2018. 20% of each payment may be applied to purchase shares under the MSPP.

Management Stock Purchase Plan ("MSPP") — The MSPP, which is a sub-plan of the 2012 Equity and Incentive Plan, is available to employees at the level of vice president and above. This equity incentive compensation plan is designed to provide an opportunity for participants to receive restricted shares of our Company’s common stock in lieu of a portion of their annual cash incentive payments and to align employee and shareholder interests. Participants may elect to participate on a voluntary basis at either 10% or 20% of their annual cash bonus. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guideline has been met, then participation is voluntary. Restricted shares are granted at a discount to the fair market value of the stock on the date of the grant (33% discount in 2018 and 25% discount in 2019), and fully vest two years after the grant date if the participant remains employed at the Company for such period. If a participant terminates employment for reasons other than retirement prior to the vesting date, he or she forfeits the unvested shares and is reimbursed for the lesser of the amount originally used to purchase the restricted shares, or the current fair value of the shares on the date of termination. As with the other equity compensation programs, this program encourages investment in our Company and serves as a retention and recruitment tool. On March 15, 2018, each of the named executive officers applied 20% of his or her bonus under the 2017 EIP to purchase shares, resulting in a total of 4,255 shares purchased under the MSPP at a price of $30.15 per share (a discount of $15.08 per share).

		2018 MSPP Stock Awards
Name	Position	Number of Shares	Vesting Period
Gregory A. Dufour	President & CEO	1,810	2 Years
Deborah A. Jordan	EVP, COO & CFO	961	2 Years
Joanne T. Campbell	EVP, Risk Management	537	2 Years
Timothy P. Nightingale	EVP, Senior Loan Officer	616	Immediate Vesting(1)
Patricia A. Rose	EVP, Retail & Mortgage Banking	331	2 Years

(1)
Shares under the MSPP immediately vested provided the participant was age 60 and had 10 years of service with the Company. Effective April 24, 2018, the MSPP was amended to age 65 with 5 years of service.

Long-Term Incentive Plan ("LTIP")
Awards made under the LTIP are used to achieve multiple goals: (1) rewarding performance of predefined three-year performance goals, (2) aligning executive incentive compensation with increases in shareholder value; and (3) using equity compensation with multi-year vesting schedules to retain key employees.

The target award level for each named executive officer is established based upon the executive officer’s level of responsibility in the Company and market practice. At the time of granting the awards, the Compensation Committee sets the award amount for each participant at a level to provide competitive long-term compensation. Half (50%) of the target award is issued as performance shares, with cliff-vesting at the end of the three-year period based upon performance, while the other half (50%) of the target award is issued as time-based restricted stock vesting pro rata over the three-year period.

2018 – 2020 LTIP Design and Awards — The 2018 – 2020 LTIP consists of time-based equity awards in the form of restricted stock awards (50%) and performance-based equity awards in the form of performance shares (50%). This is designed to bolster retention while maintaining alignment with Company performance and creates a balanced program of time- and performance-based equity.

Each named executive officer has a predetermined “target award,” which is reflected as a percentage of his or her base salary at the beginning of the three-year period, determined based on competitive market for each role. Restricted stock awards vest one-third each year over a three-year vesting period. Performance-based equity awards (performance shares) cliff-vest at the end of each three-year performance period, if the performance measures are met. Participants will receive an award in accordance with the performance level achieved, paid in Company shares. The grants awarded in 2018 for the 2018 – 2020 LTIP are summarized in the following table and reported in our “Grants of Plan-Based Awards" on page 39:

2018 – 2020 LTIP Grant
Name	Position	Grant as % of Salary	Total Value	Time-Based Shares Value(1)(2)	Performance-Based Shares Value(3)
Gregory A. Dufour	President & CEO	40%	$240,000	$120,000	$120,000
Deborah A. Jordan	EVP, COO & CFO	30%	111,578	55,789	55,789
Joanne T. Campbell	EVP, Risk Management	25%	60,512	30,256	30,256
Timothy P. Nightingale	EVP, Senior Loan Officer	25%	75,040	37,520	37,520
Patricia A. Rose	EVP, Retail & Mortgage Banking	25%	59,978	29,989	29,989

(1)
The values reported reflect the aggregate grant date fair value of the stock award, as determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 of the Company’s consolidated financial statements for the year ended December 31, 2018.

(2)
The restricted stock awards vest over a three-year period. The restricted stock issued to the named executive officers on April 24, 2018 amounted to: 2,693 shares for Mr. Dufour; 1,252 shares for Ms. Jordan; 679 shares for Ms. Campbell; 842 shares for Mr. Nightingale; and 673 shares for Ms. Rose. The number of shares granted was determined by taking the total value and dividing by the April 24, 2018 closing share price of $44.56

(3)
The performance shares are tied to performance goals (see below) set at the beginning of the three-year performance period. The actual shares earned at the end of the three-year period will range from 0% to 200% of the target depending upon the Company's actual performance against the three-year performance metrics. The value presented assumes achievement of target.

The Compensation Committee selected two financial metrics that reflect long-term shareholder value: Diluted Earnings per Share (“EPS”) and Return on Average Equity (“ROAE”), each weighted equally. The Diluted EPS will be evaluated relative to the predefined internal goals and the Return on Average Equity will be evaluated relative to an Industry Index.

•	Performance of EPS will be measured based on the cumulative EPS over the three year performance period as reported in the financial statements against predefined internal goals.

•
ROAE is defined as net income as a percentage of average equity as reported in the financial statements. ROAE performance is measured by the percentile rank of 3-year average ROAE relative to an Industry Index (SNL Small Cap U.S. Bank Index, NYSE, NYSE MKT and NASDAQ traded commercial banks with assets between $2 billion and $10 billion as of December 31, 2017). Target performance requires performance at the 55th percentile; threshold payout (50%) requires performance at the 40th percentile and stretch payout (200% of target) requires performance at or above the 80th percentile.

The Compensation Committee set performance metrics for the 2018 – 2020 LTIP that focused on financial ratios and measures that were meaningful to shareholders. The performance metrics selected were based upon review of performance metrics used by banks in the Company’s proxy peer group. In addition, the LTIP performance measures are subject to adjustment in the event of a merger or acquisition.

2016 – 2018 Plan Performance Share Results — The table below shows the performance metrics used by the Compensation Committee at the end of 2018 to determine the awards for the 2016 – 2018 Plan. In order to receive awards, the performance trigger must be met. Once the performance trigger is met, the actual award is based on two performance metrics, weighted equally, as shown below. For the 2016 – 2018 performance period, the two performance triggers were achieved and the payout related to return on average tangible common equity ("ROATCE") and diluted EPS resulted in a payout of 126% as summarized in the table below:

	Weighting	Threshold Level	Target Level	Superior Level	Actual End of Year 3	% of Target
Performance Trigger
Adjusted NPA(1)		Less than 1.75%	Less than 1.75%	Less than 1.75%	0.25%	Achieved
Adjusted Performance Metrics(2)
ROATCE	50%	15.88%	16.69%	17.65%	17.22%	155%
Diluted EPS(3)	50%	$3.25	$3.40	$3.60	$3.39	97%
Performance Level
Expected payout as a % of target incentive						126%
Recorded compensation expense						$284,269

(1)	Adjusted to exclude performing restructured loans.

(2)	Adjusted performance metrics to reflect the impact of a lower income tax rate (currently 20% effective income tax rate compared to 32% rate in original performance metrics).

(3)	Adjusted to reflect the three-for-two stock split effective September 30, 2016.

Performance Shares Vested under 2016 – 2018 LTIP
Name	Position	2016 – 2018 Plan at 126% of Target(1)
Gregory A. Dufour	President & CEO	4,231
Deborah A. Jordan	EVP, COO & CFO	2,028
Joanne T. Campbell	EVP, Risk Management	1,112
Timothy P. Nightingale	EVP, Senior Loan Officer	1,259
Patricia A. Rose	EVP, Retail & Mortgage Banking	581

(1)	Represents the shares vested under the 2016 – 2018 Plan, which the Board approved in February 2019.

Retirement and Other Benefits
We offer a qualified deferred compensation plan and a non-qualified executive deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees by providing a comprehensive total rewards package. Discretionary matching contributions are provided to participants in both the qualified and non-qualified plans in an effort to encourage employees to save for retirement.

Camden National Corporation 401(k) Plan and Profit Sharing Contributions — All employees, including our named executive officers, are eligible to participate in the qualified deferred compensation plan, referred to as the Camden National Corporation 401(k) Plan. Participants may contribute pre- and post-tax savings contributions to the 401(k) Plan up to the maximum allowed by federal tax laws. The Company currently makes safe harbor matching contributions of up to 4% of an employee’s eligible compensation, and additional profit sharing contributions (at the discretion of the Board). For 2018, the profit sharing contribution was 3% of an employee’s eligible compensation, up to applicable IRS limits. Employee deferrals and matching contributions are immediately vested. Profit sharing contributions have a graduated six-year vesting schedule and once a participant has six years of service, contributions are 100% vested.

Executive Deferred Compensation Plan ("EDCP") — We maintain a non-qualified deferred compensation plan, referred to as the Executive Deferred Compensation Plan, under which certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. This program is available to current participants in the EIP, including the CEO and the other named executive officers. The EDCP allows for employer discretionary and/or supplemental contributions, with the intent to make contributions equal to what the executive could have earned under the 401(k) match and profit sharing on the amounts deferred, beyond the IRS limitations on annual compensation under qualified plans. The Company allows participants to direct the investment of funds deferred and the investment choices are similar to those available in the 401(k) Plan. The EDCP is a cost effective way to provide another incentive for executives to stay with the Company over the long-term. In 2018, four named executive officer elected to defer amounts under the EDCP. The Company provided a supplemental contribution earned in 2018 (paid in 2019) for $20,731 for Mr. Dufour, $10,297 for Ms. Jordan, $1,577 for Ms. Campbell and $5,538 for Mr. Nightingale. Refer to page 44 for further details.

Retiree Medical — Full time employees qualify if they will be age 55 or older at time of retirement, have at least 20 years of service at time of retirement, and either reached age 50 or attained 15 years of service on or before December 31, 2013. Mr. Dufour, Ms. Campbell and Mr. Nightingale may be eligible for retiree medical.

Supplemental Executive Retirement Plan ("SERP") and Defined Contribution Retirement Plan ("DCRP") — The Compensation Committee recognizes the importance of financial security upon retirement and has in place two programs to assist executive officers in planning for retirement. The plans and programs in place help ensure that the named executive officers are focused on the Company’s financial well-being over the long-term. Income replacement at retirement is largely dependent on participation in the 401(k) Plan, the EDCP and the performance of these programs. It may be augmented with participation in the SERP and/or participation in the DCRP as described below. Effective January 1, 2008, the DCRP replaced the SERP for new executives.

We provided nonqualified, noncontributory, defined-benefit SERPs for certain highly compensated officers prior to 2008. Mr. Dufour and Ms. Campbell are the only active employees that have SERP agreements. The SERP was designed to make up the shortfall (when compared to a non-highly compensated employee) in replacing income at retirement due to IRS compensation and benefit limits under the 401(k) Plan and Social Security. With a SERP in place, participants should be able to replace 65% to 75% of their final average compensation. Page 45 provides detailed discussion of the SERP benefits provided to named executive officers.

The DCRP is an unfunded deferred compensation plan. Mses. Jordan and Rose and Mr. Nightingale are participants in the DCRP. Annually, on or about March 15th, an amount equal to 10% of each participant’s annual base salary and cash incentives for the prior year are “credited” to an account administered by the Company in “Deferred Stock Units” based on the price of Company stock on the day of the award. For each participant, vesting occurs ratably from the date of participation in the Plan until the participant turns 65. Upon retirement or termination, the account is paid out in shares of Company stock, less the equivalent number of shares withheld for the payment of taxes. The DCRP provides participants the option to receive a lump sum stock distribution or to receive annual stock distributions in installments of either 5, 10, or 15 years.

Other Compensation and Benefits
The CEO is provided with a Company vehicle to use for business purposes, due to business travel expectations of the position, as well as the importance of his visibility in the community. The total amount of this item is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements
The Company does not currently have any employment agreements with its named executive officers. The Company has entered into change in control ("CIC") agreements with each named executive officer.

Additional details regarding the CIC agreements can be found in the narrative following the Pension Benefits table, and amounts that may be due to the named executive officers under these agreements are described and quantified in the section titled “Potential Payments Upon Termination or Change in Control” on page 47.

Stock Practice and Policy
Stock Ownership Guidelines — The Company has established stock ownership guidelines for the named executive officers, and stock must be owned outright to count toward meeting this requirement. Mr. Dufour has met the requirement that he own four times his January 2009 annual base salary in Company stock by January 1, 2019. To meet the ownership requirements for their respective positions, other named executive officers must own one times their applicable initial base salary in Company stock after five years, and two times their applicable initial base salary after ten years.

The following table shows the named executive officer's stock ownership relative to the guidelines as of December 31, 2018:

Name	Guideline (Multiple of Salary)	Status
Gregory A. Dufour	4 times January 2009 Base Salary	Meets Requirement
Deborah A. Jordan	2 times October 2008 Base Salary	Meets Requirement
Joanne T. Campbell	2 times January 2008 Base Salary	Meets Requirement
Timothy P. Nightingale	2 times January 2009 Base Salary	Meets Requirement
Patricia A. Rose	1 times September 2017 Base Salary by October 2022 and 2 times Base Salary by September 2027	Does Not Meet Requirement - New to Company in 2017

Timing of Equity Grants — Equity awards, such as stock options and restricted stock, are granted under the 2012 Equity and Incentive Plan, the MSPP, the LTIP, and the DCRP. The Company traditionally has granted restricted stock in the first quarter of each fiscal year to reward performance for the prior year. Equity grants under the LTIP occur annually in the first quarter of a fiscal year dependent on the results of the individual three-year plan performance metrics and target level achieved. Participants in the DCRP have an account administered by the Company that is credited with “Deferred Stock Units” annually, on or about March 15, with 10% of each participant’s annual base salary and cash incentives for the prior year. In addition, employees at the vice president level and above have the opportunity to participate in the MSPP annually to purchase company stock at a reduced rate. Under the MSPP, the stock is granted as restricted stock and individuals may elect to use 10% or 20% of bonus dollars to purchase Company stock that vests over a two year period. The CEO and other named executive officers are required under this plan to participate at the 20% level until their individual stock ownership guideline has been met, then participation is voluntary.

Claw-back Policy — If the Company is required to prepare an accounting restatement due to material noncompliance with reporting requirements, the Compensation Committee may recover from any current or former executive officer who was paid during the three years preceding to the extent the compensation exceeds the compensation that would have been paid based on the restated financial statements.

Anti-Hedging and Pledging Restriction Policy — The Company has adopted a policy to prevent insider trading that, among other things, prohibits any director or officer from engaging in any hedging transactions (which includes short sale transactions, purchases of Company common stock on margin, and buying or selling any puts, calls or other derivative transactions that have the effect of reducing the economic exposure to the shares of common stock). In addition, directors and officers are discouraged from pledging Company common stock as collateral for a loan however exceptions to this pledging limitation may be granted, if good cause is shown.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to executive officers. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. The Tax Cuts and Jobs Act generally amended Section 162(m) to eliminate the performance-based compensation exception. The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, but it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate. As was the case prior to the enactment of the Tax Cut and Jobs Act, the Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Compensation Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Tabular Disclosures Regarding Named Executive Officers
The following table summarizes compensation earned in the last three fiscal years by our principal executive officer, principal financial officer, and the three other most highly compensated executive officers (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total
Gregory A. Dufour President and CEO	2018	$597,692	$310,106	$210,416	$397,700	$52,323	$1,568,237
	2017	569,615	315,797	218,421	887,949	48,241	2,040,023
	2016	481,154	240,160	123,227	554,427	45,045	1,444,013
Deborah A. Jordan EVP, COO and CFO	2018	369,231	199,307	113,617	—	34,978	717,133
	2017	347,231	188,704	116,011	21,768	32,255	705,969
	2016	305,385	161,981	68,014	3,175	28,985	567,540
Joanne T. Campbell EVP, Risk Management	2018	240,159	71,015	71,122	72,035	23,873	478,204
	2017	226,000	81,717	64,820	286,379	22,538	681,454
	2016	203,387	65,179	38,016	193,149	22,208	521,939
Timothy P. Nightingale EVP, Senior Loan Officer	2018	294,615	110,817	97,000	—	27,359	529,791
	2017	259,769	122,336	74,404	15,968	25,437	497,914
	2016	230,154	105,730	41,610	3,337	25,078	405,909
Patricia A. Rose EVP, Retail & Mortgage Banking	2018	240,001	93,006	63,217	—	21,911	418,135
	2017	69,231	138,202	40,028	—	50,523	297,984
	2016	—	—	—	—	—	—

(1)	The following table describes each component of the “Stock Awards” column in the Summary Compensation Table for 2018:

	Stock Awards
	LTIP
Name	Performance Shares	Restricted Shares	MSPP	DCRP	Total
Gregory A. Dufour	$120,000	$120,000	$70,106	$—	$310,106
Deborah A. Jordan	55,789	55,789	37,840	49,889	199,307
Joanne T. Campbell	30,256	30,256	10,503	—	71,015
Timothy P. Nightingale	37,520	37,520	—	35,777	110,817
Patricia A. Rose	29,989	29,989	21,042	11,986	93,006

The values reflected in the Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the awards have not yet been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2018 – 2020 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718. The potential maximum payout for the 2018 – 2020 LTIP performance period at the superior performance level for each named executive officer amounts to: $240,000 for Mr. Dufour; $111,578 for Ms. Jordan; $60,512 for Ms. Campbell; $75,040 for Mr. Nightingale; and $59,978 for Ms. Rose.

The values reflected in the Restricted Shares column reflects the grant date fair value of restricted stock awards for 2018, as determined in accordance with ASC Topic 718. Awards were issued on April 24, 2018 based on a stock price of $44.56.

The values in the MSPP column reflect: (1) an elected percentage by each named executive officer of the 2018 EIP to purchase shares in March 2019 and (2) the estimated aggregate grant date fair value of stock awards associated with the 25% discount ($8.99 discount assuming a market price of $35.97 at December 31, 2018). For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

The values reflected in the DCRP column reflects the aggregate grant date fair value of stock awards for 2018 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of the stock award, refer to Note 15 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. For a more complete description of the stock awards, see “Compensation Discussion and Analysis.”

(2)
Represents the amounts earned under the EIP for 2018, which the Company paid in March 2019, less the incentive applied to acquire shares under the MSPP and reported in the "Stock Awards" column. See “Annual Executive Incentive Plan” beginning on page 30 for a discussion of how these amounts were determined under this plan.

(3)
The amounts in this column reflect the changes in value of the Company’s SERP maintained for Mr. Dufour and Ms. Campbell, as well as the changes in value of the EDCP for Mr. Dufour, Ms. Jordan, Ms. Campbell, Mr. Nightingale, and Ms. Rose, to the extent the change in value for the fiscal year was accretive to the participant. In 2018, the change in EDCP value for Mr. Dufour, Ms. Jordan, Ms. Campbell and Mr. Nightingale was negative $6,656, $3,684, $1,265 and $9,352, respectively. Refer to Note 16 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2018 for further discussion on the Company's SERP. No named executive officers participated in our received preferential or above-market earnings on deferred compensation.

(4)
The amounts in this column and detailed below for 2018 include (i) 401(k) matching contributions by the Company, (ii) a 3% profit sharing allocation under the Company’s Retirement Savings Plan, (iii) Company contribution to participants of the Executive Deferred Compensation Plan, (iv) dividends paid on unvested stock awards and (v) vehicle personal use benefit value.

	Employer Contribution
Name	401(k) and Profit Sharing	Nonqualified Plan	Dividend	Vehicle	Total
Gregory A. Dufour	$19,250	$20,731	$10,288	$2,054	$52,323
Deborah A. Jordan	19,250	10,297	5,431	—	34,978
Joanne T. Campbell	19,250	1,577	3,046	—	23,873
Timothy P. Nightingale	19,250	5,538	2,571	—	27,359
Patricia A. Rose	19,250	—	2,661	—	21,911

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes cash and stock grants made during 2018 to the named executive officers listed in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory A. Dufour	EIP	1/2/18	$47,815	$239,077	$478,154	—	—	—	—		—	$—	$—
	MSPP	3/15/18	—	—	—	—	—	—	1,810	(4)	—	—	26,842
	Performance Shares	4/24/18	—	—	—	1,346	2,693	5,385	—		—	—	120,000
	Restricted Shares	4/24/18	—	—	—	—	—	—	2,693	(6)	—	—	120,000
Deborah A. Jordan	EIP	1/2/18	25,846	129,231	258,461	—	—	—	—		—	—	—
	MSPP	3/15/18	—	—	—	—	—	—	961	(4)	—	—	14,252
	DCRP	3/15/18	—	—	—	—	—	—	1,103	(5)	—	—	49,889
	Performance Shares	4/24/18	—	—	—	626	1,252	2,504	—		—	—	55,789
	Restricted Shares	4/24/18	—	—	—	—	—	—	1,252	(6)	—	—	55,789
Joanne T. Campbell	EIP	1/2/18	14,410	72,048	144,095	—	—	—	—		—	—	—
	MSPP	3/15/18	—	—	—	—	—	—	537	(4)	—	—	7,964
	Performance Shares	4/24/18	—	—	—	339	679	1,357	—		—	—	30,256
	Restricted Shares	4/24/18	—	—	—	—	—	—	679	(6)	—	—	30,256
Timothy P. Nightingale	EIP	1/2/18	17,677	88,385	176,769	—	—	—	—		—	—	—
	MSPP	3/15/18	—	—	—	—	—	—	616	(4)	—	—	9,135
	DCRP	3/15/18	—	—	—	—	—	—	791	(5)	—	—	35,777
	Performance Shares	4/24/18	—	—	—	420	842	1,683	—		—	—	37,520
	Restricted Shares	4/24/18	—	—	—	—	—	—	842	(6)	—	—	37,520
Patricia A. Rose	EIP	1/2/18	14,400	72,000	144,001	—	—	—	—		—	—	—
	MSPP	3/15/18	—	—	—	—	—	—	331	(4)	—	—	4,909
	DCRP	3/15/18	—	—	—	—	—	—	265	(5)	—	—	11,986
	Performance Shares	4/24/18	—	—	—	336	673	1,346	—		—	—	29,989
	Restricted Shares	4/24/18	—	—	—	—	—	—	673	(6)	—	—	29,989

(1)
Amounts represent the range of possible incentive payouts under the 2018 EIP. The actual amounts earned in 2018 and paid out in 2019, net of MSPP, are reflected in the Summary Compensation Table on page 37 and were as follows:

	Actual Payout Under Non-Equity Incentive Plans for Fiscal Year 2018
Name	EIP	EIP, net of MSPP
Gregory A. Dufour	$263,000	$210,416
Deborah A. Jordan	142,000	113,617
Joanne T. Campbell	79,000	71,122
Timothy P. Nightingale	97,000	97,000
Patricia A. Rose	79,000	63,217

(2)
Amounts represent the range of shares that may be released at the end of the three-year performance applicable to the 2018 – 2020 LTIP. Total long-term incentive award opportunities as a percentage of salary for each named executive officer are described in “Compensation Discussion and Analysis.” The number of shares was based on the percentage of base salary effective February 18, 2018 and a market price of $44.56 on April 24, 2018, the grant date for the 2018 – 2020 LTIP.

(3)
The values reported for the MSPP, DCRP and Restricted Shares reflect the aggregate grant date fair value of stock awards for 2018 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018.

The values reflected in the Performance Shares column do not necessarily represent a realized financial benefit for the named executive officer because the performance shares may not yet have been earned. In addition, the financial benefit, if any, that may be realized will depend on the future share price at such time, if ever, that the performance shares are earned. For purposes of valuing the performance shares under the LTIP, the Company assumes achievement at the target level of performance and the value provided represents the grant date fair value of the target number of shares of stock under the 2018 – 2020 LTIP for each named executive officer, determined based on the closing market price of our stock on the date of grant and determined in accordance with ASC Topic 718.

For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22 of this proxy statement.

(4)
Amount reflects 20% of 2017 EIP bonus used to purchase restricted shares on March 15, 2018 under the MSPP at $30.15 per share, a discount of one-third of the closing market price of $45.23 on the date of the grant. These shares will cliff vest two years after the grant date.

(5)
Amount reflects 10% of each participant’s annual base salary and cash incentives for the prior year in deferred stock units. Vesting occurs ratably from the date of participation in the DCRP until the participant turns 65.

(6)
Amount reflects restricted stock award issued on April 24, 2018 based on a market price of $44.56 which vest ratably over a three year period. Refer to discussion on "2018 – 2020 LTIP Grant" on page 32 for additional details of the grant.

In 2019, there were cash incentive payouts and participation in the MSPP for the 2018 EIP and they are reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation and Stock Award columns. The EIP and MSPP plans are described in detail under the heading “Annual Executive Incentive Plan” on page 30 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information with respect to all unvested performance-based and time-based restricted stock awards held by the named executive officers at December 31, 2018:

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Gregory A. Dufour	2/28/2017	MSPP(2)	1,087	$39,099	—	$—
	3/15/2018	MSPP(2)	1,810	65,106	—	—
	1/4/2016	Restricted Shares(3)	1,120	40,286	—	—
	1/3/2017	Restricted Shares(3)	1,773	63,775	—	—
	4/24/2018	Restricted Shares(3)	2,693	96,867	—	—
	1/4/2016	Performance Shares(4)	4,231	152,189	—	—
	1/3/2017	Performance Shares(5)	—	—	2,659	95,644
	4/24/2018	Performance Shares(5)	—	—	2,693	96,867
			12,714	$457,322	5,352	$192,511
Deborah A. Jordan	2/28/2017	MSPP(2)	600	$21,582	—	$—
	3/15/2018	MSPP(2)	961	34,567	—	—
	1/4/2016	Restricted Shares(3)	535	19,244	—	—
	1/3/2017	Restricted Shares(3)	805	28,956	—	—
	4/24/2018	Restricted Shares(3)	1,252	45,034	—	—
	Various	DCRP(6)	6,167	221,827
	1/4/2016	Performance Shares(4)	2,028	72,947	—	—
	1/3/2017	Performance Shares(5)	—	—	1,207	43,416
	4/24/2018	Performance Shares(5)	—	—	1,252	45,034
			12,348	$444,157	2,459	$88,450
Joanne T. Campbell	2/28/2017	MSPP(2)	335	$12,050	—	$—
	3/15/2018	MSPP(2)	537	19,316	—	—
	1/4/2016	Restricted Shares(3)	293	10,539	—	—
	1/3/2017	Restricted Shares(3)	435	15,647	—	—
	4/24/2018	Restricted Shares(3)	679	24,424	—	—
	1/4/2016	Performance Shares(4)	1,112	39,999	—	—
	1/3/2017	Performance Shares(5)	—	—	653	23,488
	4/24/2018	Performance Shares(5)	—	—	679	24,424
			3,391	$121,975	1,332	$47,912

			Stock Awards
Name	Grant Date	Plan	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1) ($)
Timothy P. Nightingale	1/4/2016	Restricted Shares(3)	333	$11,978	—	$—
	1/3/2017	Restricted Shares(3)	502	18,057	—	—
	4/24/2018	Restricted Shares(3)	842	30,287	—	—
	Various	DCRP(6)	2,998	107,838	—	—
	1/4/2016	Performance Shares(4)	1,259	45,286	—	—
	1/3/2017	Performance Shares(5)	—	—	753	27,085
	4/24/2018	Performance Shares(5)	—	—	842	30,287
			5,934	$213,446	1,595	$57,372
Patricia A. Rose	3/15/2018	MSPP(2)	331	$11,906	—	$—
	9/11/2017	Restricted Shares(7)	231	8,309	—	—
	9/11/2017	Restricted Shares(7)	353	12,697	—	—
	9/11/2017	Restricted Shares(7)	1,026	36,905	—	—
	4/24/2018	Restricted Shares(3)	673	24,208	—	—
	Various	DCRP(6)	241	8,669	—	—
	1/4/2016	Performance Shares(4)	581	20,899	—	—
	1/3/2017	Performance Shares(5)	—	—	530	19,064
	4/24/2018	Performance Shares(5)	—	—	673	24,208
			3,436	$123,593	1,203	$43,272

(1)	Based on the Company's closing share price of $35.97 at December 31, 2018, the last business day.

(2)	These shares cliff-vest two years from the grant date.

(3)	Represents restricted stock awards that vest ratably over a three-year period.

(4)	Represents shares awarded on February 26, 2019 under the 2016 – 2018 LTIP based on actual performance for the plan period.

(5)
Represents shares that may be released at the end of each applicable three-year performance period. These amounts do not necessarily represent a realized financial benefit for the named executive officers because the performance shares have not necessarily been earned. The target performance level has been used to determine the number of shares for the 2017 – 2019 LTIP and 2018 – 2020 LTIP.

(6)	Stock units awarded under the DCRP with vesting ratably from the date of participation in the DCRP until the participant turns 65.

(7)	Represents restricted stock awards that vest ratably from grant date of September 11, 2017 to: January 4, 2019 for 231 shares, January 3, 2020 for 353 shares and September 11, 2022 for 1,026 shares.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the number of shares acquired and the dollar amounts realized by the named executive officers during 2018 upon the exercise of stock options and vesting of shares of restricted stock:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting(3) (#)	Value Realized on Vesting(4) ($)
Gregory A. Dufour	—	—	18,796	$741,766
Deborah A. Jordan	—	—	10,213	405,665
Joanne T. Campbell	—	—	5,375	211,417
Timothy P. Nightingale	—	—	8,282	307,297
Patricia A. Rose	—	—	687	29,735

(1)
Represents the aggregate number of shares acquired upon exercise of vested options without taking into account any shares that may have been surrendered or withheld to cover the option exercise price or applicable tax obligations.

(2)
The “value realized” is the aggregate number of shares acquired upon exercise of vested options multiplied by the difference between the closing market price on the date of exercise and the exercise price.

(3)
Represents the aggregate number of shares acquired under MSPP, LTIP, DCRP and/or general restricted shares upon vesting without taking into account any shares that may have been surrendered or withheld to cover applicable tax obligations.

(4)	The “value realized” represents the shares or units that vested multiplied by the closing market price on the applicable vesting date.

NONQUALIFIED DEFINED CONTRIBUTION TABLE (DCRP)

The following table summarizes contributions to the nonqualified defined contribution retirement plan for each of the named executive officers during 2018:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
Gregory A. Dufour	$—	$—	$—	$—	$—
Deborah A. Jordan	—	49,889	(73,120)	—	407,001
Joanne T. Campbell	—	—	—	—	—
Timothy P. Nightingale	—	35,777	(71,808)	—	404,986
Patricia A. Rose	—	11,986	(2,454)	—	9,532

(1)
Represents the grant date fair value of stock awards issued under the DCRP in 2018 and determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations of these stock award amounts, refer to Note 15 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 For a more complete description of the stock awards, see “Compensation Discussion and Analysis” starting on page 22 of this proxy statement. Such contributions are also reported as compensation in the Summary Compensation Table on page 37. Prior year contributions included in the Aggregate Balance have also been reported as compensation in the Summary Compensation Table with respect to the fiscal years to which such contributions relate.

(2)
Represents the change in value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2018. The Company's closing share price at December 31, 2017 was $42.13 and at December 31, 2018 was $35.97.

(3)
Represents the value of vested and unvested DCRP awards issued in the Company's shares at December 31, 2018 based on the Company's closing share price at December 31, 2018 of $35.97. For a description of vesting terms and conditions relating to the DCRP, see page 33 of this proxy statement. The number of vested shares under the DCRP at December 31, 2018 for the named executive officers was as follows:

Name	Vested Shares
Gregory A. Dufour	—
Deborah A. Jordan	5,148
Joanne T. Campbell	—
Timothy P. Nightingale	8,261
Patricia A. Rose	24

NONQUALIFIED DEFERRED COMPENSATION TABLE (EDCP)

The Executive Deferred Compensation Plan allows participants to defer up to 100% of salary and/or annual incentive bonus, after payment of FICA/Medicare taxes. In 2018, four named executive officers elected to defer amounts under the EDCP. Deferred amounts are invested at the discretion of the participant in the same investment options as made available under the Company's 401(k) Plan. The Company's obligations with respect to the deferred amounts are payable from its general assets. The assets are at all times subject to the claims of the Company's general creditors.

The following table summarizes the nonqualified deferred compensation for each of the named executive officers during 2018:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gregory A. Dufour	$71,500	$20,731	$(6,656)	$—	$328,706
Deborah A. Jordan	78,000	10,297	(3,684)	—	236,793
Joanne T. Campbell	4,803	1,577	(1,265)	—	91,205
Timothy P. Nightingale	54,000	5,538	(9,352)	—	154,943
Patricia A. Rose	—	—	—	—	—

(1)
Reflects deferrals of salary and bonus payments during 2018. Salary amounts are disclosed in the Summary Compensation Table under the year 2018. Bonus amounts are disclosed in the Summary Compensation Table under the year 2018.

(2)
Represents amounts that would have been contributed by the Company under the 401(k) Plan, but for certain IRS limitations. The Company contributions reported above were paid in 2019 for the 2018 fiscal year and are also disclosed in the Summary Compensation Table under All Other Compensation in 2018. Refer to discussion of EDCP under "Retirement and Other Benefits" starting on page 33 of this proxy statement.

(3)	The following table shows the investment options available for the named executive officers under the EDCP and each fund's annual rate of return for the year ended December 31, 2018:

Investment Option	Year Ended December 31, 2018 Rate of Return
Federated US Treasury Cash Reserves I	1.69%
Vanguard Short-Term Bond Index	1.35%
Vanguard Total Bond Market Index	(0.03)%
American Century Inflation Adjusted Bond	(2.51)%
Dodge & Cox Income	(0.33)%
Templeton Global Bond R6	1.57%
Vanguard Windsor II	(8.53)%
Vanguard 500 Index Admiral	(4.43)%
Fidelity Contrafund	(2.13)%
Fidelity Low-Priced Stock	(10.75)%
T. Rowe Price Mid-Cap Growth	(2.04)%
Vanguard Small Cap Index	(9.31)%
T. Rowe Price New Horizons	4.04%
Dodge & Cox International Stock	(17.98)%
Vanguard International Growth Adm	(12.58)%
Vanguard Target Retirement 2015	(2.97)%
Vanguard Target Retirement 2020	(4.24)%
Vanguard Target Retirement 2025	(5.15)%
Vanguard Target Retirement 2030	(5.86)%
Vanguard Target Retirement 2035	(6.58)%
Vanguard Target Retirement 2040	(7.32)%
Vanguard Target Retirement 2045	(7.90)%
Vanguard Target Retirement 2050	(7.90)%
Vanguard Target Retirement 2055	(7.89)%
Vanguard Target Retirement Income	(1.99)%

PENSION BENEFITS TABLE

The following table summarizes the pension benefits for each of the named executive officers during 2018:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gregory A. Dufour	Supplemental Executive Retirement Program	18	$4,531,439	$—
Deborah A. Jordan	—	—	—	—
Joanne T. Campbell	Supplemental Executive Retirement Program	23	1,750,248	—
Timothy P. Nightingale	—	—	—	—
Patricia A. Rose	—	—	—	—

(1)
The amounts in this column reflect the present value of accumulated benefits payable to each of the named executive officers, determined using interest rate and mortality rate assumptions consistent with those used in Note 16 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018. The present value is expressed as a lump sum; however, outside of a change in control, the SERP generally does not provide for payment of benefits in a lump sum, but rather payment in the form of an annuity with monthly benefit payments. The present value calculation assumes an annual benefit commencing upon age 62 equal to $483,586, in the case of Mr. Dufour and $152,653, in the case of Ms. Campbell.

Under the SERP, in which Mr. Dufour and Ms. Campbell are participants, an executive is required to have five years of service to be eligible for a vested benefit under the existing SERP. Participants in this SERP may receive upon retirement at age 55 or older, a monthly lifetime benefit (with 15 years guaranteed) that is calculated based on targeting up to 65% of the participant’s average salary and annual incentive bonus for the 36 consecutive months of employment during which the participant’s compensation was the highest, factoring in years of service, and allowing for reductions relative to (i) 50% of the participant’s projected primary Social Security benefits; (ii) the benefit from the portion of the participant’s 401(k) arising from employer contributions plus earnings; (iii) the benefit from the distribution and projected earnings resulting from the termination of the Company’s defined benefit pension plan in 2001; and (iv) the participant’s benefits under any other incentive or retirement plan that may be instituted by the Company or its subsidiaries, excluding deferred compensation, stock options and the annual incentive bonus plan. A total retirement benefit cap of 75% was instituted for participants when years of service exceed 25 years. The SERP provides for a 15-year guaranteed benefit starting at age 65 for vested participants who leave the Company prior to age 55. The SERP refers to the normal retirement age as age 65; however, the plan allows for early retirement at age 55. Mr. Dufour and Ms. Campbell are eligible for early retirement as of December 31, 2018. If the executive retires before age 62, the accrued benefit is reduced by the early commencement factor that starts at 64% at age 55 up to 100% at age 62. Benefits are also reduced for executives who retire with less than 25 years of service.

Change in Control Agreements
The Company entered into CIC agreements with each of the named executive officers as well as other key employees. The agreements may require us to make payments to these individuals in the event of the termination of their employment following a change in control. Many of our executive compensation, benefit, and deferred compensation plans provide the named executive officers with certain rights or the right to receive payments in the event of the termination of their employment.

Under the current CIC agreements, if the executive is terminated by the Company without "cause" (as defined in the CIC agreements) or resigns for "good reason" (as defined in the CIC agreements), each within the period beginning three months prior to and ending two years following a change in control, then the executive shall be entitled to cash severance and benefits for a period of 36 months for the CEO and 24 months for the other named executive officers. Each executive's total cash severance will be equal to three times, in the case of the CEO, or two times, in the case of each of the other named executive officers, the sum of (i) the executive's base salary, plus (ii) the three-year average bonus. Such cash severance shall be payable during the applicable benefit period. Payment of the cash severance would commence within 30 days of the executive’s qualifying termination. In addition, pursuant to the CIC agreements, the Company shall also continue to pay the applicable employer portion of premiums with respect to group medical health plan coverage for the executive and such executive's eligible dependents during the shorter of the applicable benefit period or the maximum period permitted under COBRA. The CIC agreements allow for a return of payments if it is determined that the executive at any time misrepresented any financial information and such payment would be payable to the Company within 30 days of such notice of misrepresentation and any future payments under the CIC agreement would be forfeited upon receipt of such misrepresentation notice. If a named executive officer incurs an involuntary termination of employment or a termination of employment for good reason after the occurrence of a change in control while his or her agreement is in effect, he or she would not be entitled to severance pay or benefits under any company severance plan or program other than his or her CIC agreement.

Each CIC agreement contains six month post-employment nonsolicitation and noncompetition obligations, with the CEO at one year. Any executive who breaches these covenants forfeits any future payments or benefits.

In addition, these CIC agreements contain a provision which provides that any payments otherwise due to the executive in connection with a change of control shall be reduced to the extent necessary to avoid the application of the excise tax provisions under Section 4999 of the Internal Revenue Code, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid.

The following table outlines the provision of the CIC agreements:

Provision	CIC Agreements
Protection Period	• Begins three months prior and ends 24 months following a change in control
Benefit Period	• CEO: 36 months • Other named executive officers: 24 months
Severance Multiple and Components
• CEO: 3.0x base salary and three-year bonus average
• Other named executive officers: 2.0x base salary and three-year bonus average
• Continuation of group medical health plan coverage at active employee rates

280G/4999 Excise Tax Treatment	• "Best-net-benefit" provision
Restrictive Covenants	• CEO: 12 month non-compete and non-solicit agreement • Other named executive officers: 6 month non-compete and non-solicit agreement
Equity Acceleration (DCRP, LTIP, MSPP, RSA, RSU, and Stock Options)	• Double-trigger
SERP lump sum distribution	• A lump sum payment at the accrued benefit in the event a participant is terminated upon a change in control.

Change in control shall have the meaning provided in the Company's 2012 Equity and Incentive Plan, as amended from time to time.

The CIC agreements may be terminated by the Company effective December 31, 2019 if the Company takes action 90 days prior to that date. If no such action is taken, each CIC agreement’s termination date will automatically extend to December 31 of each following year unless action is taken by the Company to terminate such CIC agreements at least 90 days prior to such termination date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table quantifies the benefits that would have been payable to our named executive officers under their CIC agreements using the five year period ending December 31, 2018 for purposes of computing any Section 280G limitation (if applicable), as if the event described to trigger their benefits had occurred as of December 31, 2018:

	Gregory A. Dufour	Deborah A. Jordan	Joanne T. Campbell	Timothy P. Nightingale	Patricia A. Rose
Death
DCRP Restricted Stock Acceleration(1)	$—	$221,827	$—	$107,838	$8,669
Disability
DCRP Restricted Stock Acceleration(1)	—	221,827	—	107,838	8,669
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Cash Severance Payment(2)	2,576,000	1,025,847	642,833	778,333	533,333
Continuation of Health Benefits(3)	29,635	18,110	14,969	979	17,424
DCRP Restricted Stock Acceleration(1)	—	221,827	—	107,838	8,669
Restricted Stock Acceleration(4)	219,789	103,423	56,301	60,322	84,046
Performance Stock Acceleration(5)	192,116	87,911	47,612	56,293	41,557
SERP lump sum distribution in excess of accrued benefit(6)	1,734,413	—	722,406	—	—
Total(7)	$4,751,953	$1,457,118	$1,484,121	$1,003,765	$685,029

(1)
Under the DCRP, each unvested deferred stock unit becomes fully vested upon (i) a termination without cause or resignation for good reason in connection with a change in control, (ii) death or (iii) disability. For purposes of this table, the unvested deferred stock units were assumed to have a value equal to the closing price per share of $35.97 at December 31, 2018.

(2)
Represents the value of (i) 36 months of base salary and (ii) average of three-year annual bonus for Mr. Dufour, and (a) 24 months of base salary and (b) average of three-year annual bonus for the other named executive officers, payable according to the Company’s regular payroll schedule, and which would be reduced by standard withholding and authorized deductions per the CIC agreements.

(3)
Represents the value of (i) 18 months of healthcare benefits and 18 months' equivalent grossed up for taxes for Mr. Dufour and (ii) 18 months of healthcare benefits and six months' equivalent grossed up for taxes for the other named executive officers, per the CIC agreements.

(4)
Represents outstanding restricted stock awards which become fully vested and exercisable upon a termination without cause resignation for good reason in connection with a change in control. For purposes of this table, the unvested in-the-money restricted shares were assumed to have a value equal to the closing price per share of $35.97 at December 31, 2018.

(5)
In the event a participant has a qualifying termination event within six months after a change in control, the participant shall be entitled to an additional award up to the maximum payout level for the performance shares under the LTIP. For purposes of this table, LTIP shares were assumed to have a value equal to the closing price per share of $35.97 on December 31, 2018.

(6)
In the event of a change in control, under the SERP, Mr. Dufour and Ms. Campbell would be entitled to receive a lump sum distribution in the amount of the accrued benefit, calculated using the one-year Treasury bill rate for the discount factor. Accordingly the amounts reflected in the table above reflects the excess of the accrued benefit payable upon a change in control, calculated using the discount rate of 1.83%, over the present value of the accumulated benefit set forth in the "Pension Benefits Table" on page 45.

(7)
In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above in connection with a change in control would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

PAY RATIO DISCLOSURE

The annual total compensation for 2018 was $1,568,237 for our CEO and $47,021 for our median employee. The resulting ratio of our CEO's pay to the pay of our median employee for 2018 is 33 to 1.

We identified the median employee by using wages from our payroll records as reported to the IRS on Form W-2 for fiscal 2018 for all individuals, excluding our CEO, who were employed by us on December 31, 2018, the last day of our payroll year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time and part-time employees that were not employed by us for all of 2018.

We calculated the median employee's annual total compensation using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. In our 2018 Summary Compensation Table we report annual cash incentive and MSPP paid to our CEO in 2019 for performance in 2018. Our median employee participated in a cash incentive plan that paid periodically during 2018 and we used the amounts received in 2018 for median employee's annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with Item 402(u) of Regulation S-K, this information should not be used as a basis for comparison between different companies.

STOCK OWNERSHIP AND OTHER MATTERS

Common Stock Beneficially Owned by any Entity with 5% or More of Common Stock and Owned by Directors and Executive Officers
As of the Record Date, there were 15,614,271 shares of the Company's Common Stock beneficially owned and entitled to vote, by approximately 1,200 shareholders. Such number of record holders does not reflect the number of persons or entities holding stock in nominee name through banks, brokerage firms and other nominees. The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than five percent of Common Stock, based upon reports on Schedule 13G filed with the SEC on or before the Record Date, (ii) each current director of the Company and each nominee for director, (iii) the Company’s executive officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the Company’s directors, executive officers and shareholders owning more than five percent of Common Stock has sole voting and investment power with respect to all shares of stock beneficially owned by him, her or it as set forth opposite his, her or its name.

	Amount and Nature of Beneficial Ownership		Percentage of Common Shares Outstanding
5% or Greater Shareholders:
FMR LLC	1,398,724		8.96%
245 Summer Street, Boston, MA 02210
BlackRock, Inc.	1,172,060		7.51%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP	807,033		5.17%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Directors, Nominees and Executive Officers:
Ann W. Bresnahan	38,049		*
Joanne T. Campbell	18,052	(1)	*
Craig N. Denekas	1,778		*
Gregory A. Dufour	87,140	(1)	*
David C. Flanagan	9,982		*
Deborah A. Jordan, CPA	42,035	(1)	*
S. Catherine Longley	5,140		*
Marie J. McCarthy	698		*
Timothy P. Nightingale	33,193	(1)	*
James H. Page, Ph.D.	4,389		*
Patricia A. Rose	2,892	(1)	*
Robin A. Sawyer, CPA	4,314		*
Carl J. Soderberg	66,000		*
Lawrence J. Sterrs	4,268		*
All directors, nominees, and executive officers as a group (14 persons)	317,930		2.04%
* Less than 1%.

(1)
Includes unvested restricted and MSPP shares as they provide the holder with voting rights. Refer to "Outstanding Equity Awards at Fiscal Year-End (Stock Awards)" for details of unvested restricted and MSPP shares for each named executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Section 16 Persons”), to file reports of ownership and changes in ownership with the SEC. Section 16 Persons are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports and written representations received by the Company, we believe that each of the Company’s Section 16 Persons has complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2018.

Solicitation of Proxies
The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone by the Company’s directors and officers, who will not be specially compensated for such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable out of pocket expenses incurred in connection with that solicitation. The cost of soliciting proxies will be borne by the Company.

By Order of the Board of Directors
Ann W. Bresnahan, Secretary
March 22, 2019

CAMDEN NATIONAL CORPORATION

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Archer and Jared L. Merritt, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders (the "Meeting") of Camden National Corporation (the "Company") to be held at the Point Lookout Conference Center, The Summit Conference Center, 67 Atlantic Highway, Northport, Maine 04849 on April 30, 2019 at 3:00 p.m., local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of the Company's common stock which the undersigned may be entitled to vote at said meeting upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement, dated March 22, 2019, in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Meeting. All previously dated proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED AND, IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ANY OTHER MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR AN ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANYTIME BEFORE IT IS EXERCISED.

SEE REVERSE SIDE

1.1

14475

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 30, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333003003001000 2 043019

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Craig N. Denekas	☐	☐	☐
David C. Flanagan	☐	☐	☐
Marie J. McCarthy	☐	☐	☐
James H. Page, Ph.D.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

	FOR	AGAINST	ABSTAIN
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

CAMDEN NATIONAL CORPORATION

April 30, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST on Monday, April 29, 2019.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.cacannualmeeting.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003333003003001000 2 043019

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Craig N. Denekas	☐	☐	☐
David C. Flanagan	☐	☐	☐
Marie J. McCarthy	☐	☐	☐
James H. Page, Ph.D.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTOR UNDER PROPOSAL 1.

	FOR	AGAINST	ABSTAIN
2. To approve, by non-binding advisory vote, the compensation of the Company's named executive officers ("Say-on-Pay").	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.